SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NORDSON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TABLE OF CONTENTS

Annual Meeting
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING
Voting at the Meeting
Shareholder Director Nominations and Proposals
CORPORATE PHILOSOPHY
Corporate Purpose
Corporate Goals
Customers
Employees
Communities
CORPORATE GOVERNANCE
Director Independence
Governance Guidelines
Code of Business and Ethical Conduct
Director Nominating Process
Shareholder Communications with the Board of Directors
Presiding Director
Executive Sessions
Attendance at the Annual Meeting of Shareholders
Annual Self-Assessments
Certain Relationships and Related Transactions; Review, Approval or Ratification of Related Transactions
Governance Documents
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
PROPOSAL NO. 1: ELECTION OF DIRECTORS WHOSE TERM EXPIRES IN 2012
NOMINEES AND OTHER DIRECTORS
Nominees For Terms Expiring in 2012
Present Directors Whose Terms Expire in 2010
Present Directors Whose Terms Expire in 2011
BOARD OF DIRECTORS RECOMMENDATION: THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTORS NOMINATED BY THE BOARD.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTORS NOMINATED BY THE BOARD.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR ALL NOMINEES UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Director Compensation
Director Compensation Table for Fiscal Year 2008
PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2009
Required Vote
Pre-Approval of Audit and Non-Audit Services
Fees Paid to Ernst & Young LLP
RECOMMENDATION REGARDING PROPOSAL 2:
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2009.
Ownership of Nordson Common Shares
Section 16(a) Beneficial Ownership Reporting Compliance
Share Ownership Guidelines for Directors
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
Executive Summary
SUMMARY OF FISCAL YEAR 2008 COMPENSATION ELEMENTS
Philosophy and Objectives
Compensation Process and Procedures
Role of the Compensation Committee
Role of the Compensation Consultant
Role of Executive Officers
Allocation of Executive Compensation
Allocation Between Short-Term and Long-Term Compensation Elements
Allocation Between Different Forms of Non-Cash Compensation Elements
Analysis of Fiscal Year 2008 Compensation Decisions
Other Benefits and Compensation
EXECUTIVE PERQUISITES
EQUITY GRANT POLICY
SHARE OWNERSHIP GUIDELINES
ACCOUNTING AND TAX CONSIDERATIONS
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION FOR FISCAL YEARS 2008 AND 2007
Summary Compensation Table For Fiscal Years 2008 and 2007
GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2008
Grants of Plan-Based Awards During Fiscal Year 2008 Table
OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END
Outstanding Equity Awards At Fiscal 2008 Year-End Table
OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2008
PENSION BENEFITS FOR FISCAL YEAR 2008
NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2008
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Payments Made Upon All Terminations
Payments Upon Death
Payments Upon Long-Term Disability
Payments Upon Retirement
Payments Upon Termination for Cause or Good Reason or Voluntary Termination
Payments Upon Termination Without Cause or for Good Reason
Payments in Connection with a Change-in-Control
Payments Upon a Qualifying Termination Following a Change-in-Control
Potential Payments Upon Termination Or Change-In-Control Tables
APPENDIX A
AUDIT COMMITTEE REPORT
APPENDIX B
NORDSON CORPORATION GOVERNANCE GUIDELINES
ATTACHMENT A
DIRECTOR RECRUITMENT AND PERFORMANCE GUIDELINES
ATTACHMENT B
ROLE OF THE CHAIRMAN OF THE BOARD
ATTACHMENT C
ROLE OF THE PRESIDING DIRECTOR

NORDSON CORPORATION

Notice of 2009
Annual Meeting
and Proxy Statement

Edward P. Campbell
Chairman, President and
Chief Executive Officer

January 16, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 17, 2009. We hope that you will be able to attend.

The Notice of Annual Meeting of Shareholders and the Proxy Statement, which are included in this booklet, describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, I urge you to vote your shares by telephone, the Internet or by mail. Instructions regarding all three methods of voting accompany your proxy card. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

I look forward to seeing you at the meeting.

Sincerely,

EDWARD P. CAMPBELL
Chairman, President and
Chief Executive Officer

NORDSON CORPORATION

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

The Annual Meeting of Shareholders of Nordson Corporation will be held at the Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio, at 9:30 a.m. on Tuesday, February 17, 2009. The purposes of the meeting are:

1.	To elect the five directors recommended by the Board of Directors to the class whose term expires in 2012;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009 ; and

3.	To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on December 26, 2008 are entitled to notice of and to vote at the meeting.

For the Board of Directors

ROBERT E. VEILLETTE
Vice President, General Counsel
and Secretary

January 16, 2009

NORDSON CORPORATION

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Nordson Corporation to be used at the Annual Meeting of Shareholders to be held on February 17, 2009 and any adjournment or postponement of that meeting. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders that accompanies this proxy statement.

The accompanying proxy is solicited by our Board of Directors. All validly executed proxies received by our Board of Directors pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such proxies will be followed. If no directions are given, the proxy will be voted (i) FOR the election of the five nominees listed on the proxy; and (ii) FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2009.

This proxy statement will inform you about the matters to be acted upon at the meeting.

If you are a shareholder of record, you may vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet at the address listed on the proxy card. It is important that you vote your shares whether or not you attend the meeting in person. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Shares represented by proxy will be voted in accordance with the instructions you provide to the individuals named on the proxy. If you provide no instructions, the shares will be voted to elect the nominees listed below whose term expires in 2012 and for Proposal 2 described in this proxy statement. The proxies cannot be voted for a greater number of persons than the number of nominees. You may revoke your proxy before it is voted by giving notice to us in writing or orally at the meeting. However, your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

If you participate in our 401(k) plan and/or our Employee Stock Ownership Plan (ESOP), you may vote the amount of shares credited to your account as of the record date for the Annual Meeting. You may vote by instructing New York Life Investment Management, the trustee of the 401(k) and ESOP plans, pursuant to the instruction card being delivered with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if received in a timely manner. If you do not send timely instructions, the non-voted whole and fractional shares will be voted by the trustee in the same proportion that it votes the whole and fractional shares for which it did receive timely voting instructions.

No matter what method you ultimately decide to use to vote your shares, we urge you to vote promptly.

Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary; however, no such revocation or subsequent proxy will be effective unless and until written notice of the revocation or subsequent proxy is received by us at or prior to the Annual Meeting.

For 401(k) and ESOP shares, you may revoke previously given voting instructions on or before February 10, 2009 by filing either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date with the trustee.

This proxy statement and the enclosed proxy card are being mailed to shareholders on or about January 16, 2009. Nordson’s executive offices are located at 28601 Clemens Road, Westlake, Ohio 44145, telephone number (440) 892-1580.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be held on February 17, 2009:

The proxy statement, proxy card and annual report to shareholders for the fiscal year ended October 31, 2008 are available at our website: www.nordson.com.

INFORMATION ABOUT THE ANNUAL MEETING

Voting at the Meeting

Shareholders of record at the close of business on December 26, 2008 are entitled to vote at the meeting. On that date, a total of 33,525,692 of our common shares were outstanding. Each share is entitled to one vote.

Voting for directors will be cumulative if any shareholder gives notice in writing to the President, a Vice President or the Secretary of Nordson at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, our shareholders will be entitled to cast, in the election of directors, a number of votes equal to the product of the number of directors to be elected multiplied by the number of shares that each shareholder is voting. Our shareholders may cast all of these votes for one nominee or distribute them among several nominees, as they see fit. If cumulative voting is in effect, shares represented by each properly submitted proxy will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named on the proxy card.

Under Ohio law, directors are elected by a plurality of the votes of shareholders of the corporation present at a meeting at which a quorum is present, unless otherwise specified in an Ohio corporation’s Articles of Incorporation, and proposals are adopted or approved by the vote of a specified percentage of the voting power of the corporation. Abstentions and broker non-votes are tabulated in determining the votes present at a meeting. Consequently, an abstention or a broker non-vote may have the same effect as a vote against a director nominee or a proposal, as each abstention or broker non-vote would be one less vote in favor of a director nominee or a proposal. An affirmative vote of a majority of the shares represented at the meeting will be required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

If any of the nominees for terms expiring in 2012 becomes unable or declines to serve as a director, each properly submitted proxy will be voted for another person recommended by the Board of Directors. However, the Board has no reason to believe that any nominee will be unable or will decline to serve as a director.

The Board of Directors knows of no other matters that will be presented at the meeting other than as described in this proxy statement. However, if other matters do properly come before the meeting, the persons named in the proxy card will vote on these matters in accordance with their best judgment.

Shareholder Director Nominations and Proposals

Any shareholder who wishes to submit for inclusion in next year’s proxy statement a candidate for election as director or a proposal to be considered should send the nomination or proposal for consideration c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145 for receipt on or before September 26, 2009. A shareholder may nominate a candidate for election as a director at the 2010 Annual Meeting of the Shareholders provided the shareholder (i) is a shareholder of the company of record at the time of giving of the notice for the meeting, (ii) is entitled to vote at the meeting in the election of directors, and (iii) has given timely written notice of the nomination to the Secretary. The Governance and Nominating Committee will assess the qualifications of the candidate according to criteria set out in Nordson Corporation’s Governance Guidelines, which are included in this proxy statement as Appendix B. Additionally, under our Regulations, a shareholder may submit a proposal for consideration at next year’s Annual Meeting of Shareholders, but not for inclusion in the proxy statement, if the shareholder provides written notice no earlier than November 19, 2009 and no later than December 19, 2009. For a candidate to be considered for election as a director or for business to be properly requested by a shareholder to be brought before an annual meeting of shareholders, the shareholder must comply with all of the requirements of our Regulations, not just the timeliness requirements described above.

We will bear the expense of preparing, printing and mailing this notice and proxy statement. Our officers and regular employees may request proxies by contacting us by mail, telephone or in person. We will ask custodians, nominees and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. Upon request, we will reimburse them for their reasonable expenses for mailing the proxy material. Our Annual Report to Shareholders, including financial statements for the fiscal year ended October 31, 2008, is being mailed to shareholders of record with this proxy statement.

CORPORATE PHILOSOPHY

Corporate Purpose

We strive to be a vital, self-renewing, worldwide organization which, within the framework of ethical behavior and enlightened citizenship, grows and produces wealth for our customers, employees, long-term shareholders and communities.

Corporate Goals

We operate for the purpose of creating balanced, long-term benefits for all of our constituencies: customers, employees, long-term shareholders and communities.

We do not expect every quarter to produce increased sales, earnings and earnings per share, or to exceed the comparative prior year’s quarter. We do expect to produce long-term gains. When short-term swings occur, we do not intend to alter our basic objectives in efforts to mitigate the impact of these natural occurrences.

We achieve growth by seizing market opportunities with existing products and markets, investing in systems to maximize productivity and pursuing growth markets. We augment this strategy through product line additions, engineering, research and development, and acquisition of companies that can serve multinational industrial markets.

Customers

We create benefits for our customers through a Package of Values®, which includes carefully engineered, durable products; strong service support; the backing of a well-established worldwide company with financial and technical strengths; and a corporate commitment to deliver what was promised.

We strive to provide genuine customer satisfaction; it is the foundation upon which we continue to build our business.

Employees

Complementing our business strategy is the objective to provide opportunities for employee self-fulfillment, growth, security, recognition and equitable compensation.

We meet this goal through our Human Resources department’s facilitation of employee training and leadership training and the creation of on-the-job growth opportunities. The result is a highly qualified and professional management team capable of meeting corporate objectives.

We recognize the value of employee participation in the planning process. Strategic and operating plans are developed by all business units and divisions, resulting in a sense of ownership and commitment on the part of employees in accomplishing our objectives. In addition, employees participate in Lean initiatives to continuously improve our processes.

We are an equal opportunity employer.

Communities

We are committed to contributing approximately 5 percent of domestic pretax earnings to human services, education and other charitable activities, particularly in communities where we have major facilities.

Since our founding, we have held the belief that business, as a corporate citizen, has a social responsibility to share its success with the communities in which it operates and its employees live. With this operating philosophy, in 2008, we contributed $3.7 million to nonprofit organizations operating in the areas of education, civic affairs, human welfare and arts and culture. In addition, our employees also showed their community commitment by volunteering through our Time ’n Talent program. In 2008, employees spent nearly 8,200 hours strengthening their communities and supporting individuals and families in need.

CORPORATE GOVERNANCE

Director Independence

Our Governance Guidelines provide that the Board of Directors will be comprised of a majority of independent directors and that only those directors or nominees who meet the NASDAQ Stock Market LLC (“NASDAQ”) standards for independence will be considered independent. Our Board of Directors has affirmatively determined that Mr. Colville, Mr. Ginn, Mr. Hardis, Dr. Ignat, Mr. Keithley, Mr. Madar, Mr. Merriman, Ms. Puma, Mr. Robinson, and Mr. Rosen are independent directors. The independent directors constitute a majority of the Board, and the only director who is not independent is Mr. Edward P. Campbell, our President and Chief Executive Officer.

Governance Guidelines

On December 10, 2008, our Board of Directors adopted the revised Nordson Corporation Governance Guidelines. The Governance Guidelines incorporate best governance practices in the area of other board memberships, executive sessions of the independent directors and director recruitment and performance guidelines. Our Governance Guidelines also set out in detail the roles of the chairman of the board and the presiding director, including that of the presiding director in the event the chairman of the board is not an independent director.

Code of Business and Ethical Conduct

We have a Code of Business and Ethical Conduct that addresses our commitment to honesty and integrity and the ethical behavior of our directors, officers and employees with current and potential customers, fellow employees, competitors, government and self-regulatory agencies, investors, the public, the media and anyone else with whom we have or may have contact. Violations of any of the standards of the Code will be met with appropriate disciplinary action, up to and including termination of employment. Retaliation against any director, officer or employee who files a report concerning what he or she reasonably believes to be conduct that violates the Code is strictly prohibited.

Director Nominating Process

The Governance and Nominating Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes, among other relevant factors in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

Our Board of Directors has established a process for the identification and selection of candidates for director. The Governance and Nominating Committee, in consultation with the Chairman of the Board, periodically examines the composition of the Board. If the Governance and Nominating Committee determines that adding a new director is advisable, the Committee initiates the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Governance and Nominating Committee considers all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates is presented to the Governance and Nominating Committee, and the Committee evaluates the candidates based on the needs of the Board at that time and issues of experience, reputation, judgment, diversity and skills, as set forth in our Governance Guidelines and Director Recruitment and Performance Guidelines. Potential candidates are evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Governance and Nominating Committee, another director, management, a search firm or another third party. The Governance and Nominating Committee submits any recommended candidate(s) to the full Board of Directors for approval and recommendation to our shareholders.

In evaluating the suitability of individuals for Board membership, the Governance and Nominating Committee evaluates each individual in the context of our Director Recruitment and Performance Guidelines, with the objective of recommending a group of directors that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. The Director Recruitment and Performance Guidelines were adopted by the Board of Directors on December 6, 2006 upon recommendation of the Governance and Nominating Committee and are a crucial element of our Governance Guidelines. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee does not distinguish between nominees recommended by shareholders and other nominees.

Shareholders wishing to suggest candidates to the Governance and Nominating Committee for consideration as directors must submit a written notice to the Secretary, who will present the notice to the Governance and Nominating Committee. Our Regulations set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in the “Shareholder Director Nominations and Proposals” and “Shareholder Communications with the Board of Directors” sections of this proxy statement.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the Board, a Board committee, the presiding independent director, the non-employee directors as a group, or individual directors by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145. Shareholders may also communicate directly with the Board of Directors by mail through the Chairperson, Governance and Nominating Committee, c/o Secretary, Nordson Corporation, 28601 Clemens Road, Westlake, Ohio 44145.

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Our secretary will initially receive and process communications before forwarding them to members of the Board to whom the communication is directed, or if the communication is not directed to any specific member(s) of the Board, to the Chairperson of the Governance and Nominating Committee. We generally will not forward a shareholder communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information about us. Concerns about accounting or auditing matters or possible violations of our Code of Business and Ethical Conduct should be reported pursuant to the procedures outlined in the Code.

Presiding Director

The Presiding Director presides over all meetings of the non-employee directors held in executive session. The Presiding Director also has other authority and responsibilities that are described in the Governance Guidelines. Stephen R. Hardis currently serves as our Presiding Director.

Executive Sessions

Pursuant to our Governance Guidelines, non-employee directors of the Board meet in regularly scheduled executive sessions without management. The Presiding Director chairs all regularly scheduled executive sessions, and also has authority to convene meetings of the non-employee directors at any time with appropriate notice. In fiscal year 2008, Mr. Hardis conducted an executive session at each of the meetings of the Board.

Attendance at the Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of committees on which a director serves. During the last fiscal year, each director attended at least seventy-five percent of the meetings of the Board of Directors and of the committees on which he or she served. All directors attended the 2008 Annual Meeting of the Shareholders.

Annual Self-Assessments

The Board of Directors conducts an annual self-assessment to determine, among other matters, whether the Board and the Committees are functioning effectively. The independent directors also undertake a peer assessment of other independent directors as part of this self-assessment process. The standing committees — Audit, Compensation, and Governance and Nominating — are also required to each conduct an annual self-assessment. The Governance and Nominating Committee is responsible for overseeing this self-assessment process. The Board and the three standing Committees each conducted the self-assessments described above during fiscal year 2008.

Certain Relationships and Related Transactions; Review, Approval or Ratification of Related Transactions

There were no transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common shares, either during fiscal year 2008 or up to the date of this proxy statement, in which any such person has a direct or indirect material interest. We review all transactions between us and any of our officers and directors. Our Code of Business and Ethical Conduct, which applies to directors, officers and all employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with our best interests or those of our shareholders. In addition, our Related Persons Transactions Policy includes procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors, to the extent that they may arise. The Board reviews any transaction with a director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as deemed necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between us and any of our officers or directors to the Audit Committee. We define “related persons transactions” generally as transactions in which the self-interest of the employee, officer or director may be at odds or conflict with our interests, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. Any related persons transactions concerning the company and any of our directors or officers including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Audit Committee. It is our policy to avoid related person transactions and related person transactions involving our officers are generally prohibited.

Mr. Campbell, Chairman of the Board of Directors, President and Chief Executive Officer, is also a director of KeyCorp. We and KeyCorp have had a banking relationship since 1954. KeyCorp currently acts as agent for our $400 million revolving credit facility. KeyCorp also serves as our cash manager and acts as trustee for several trusts managed by us.

Governance Documents

All of our current corporate governance documents and policies, including our Governance Guidelines, Director Recruitment and Performance Guidelines, committee charters, Code of Business and Ethical Conduct and Related Persons Transaction Policy are available at www.nordson.com/corporate/governance and in print to any shareholder who requests them. The annual report and this proxy statement are also available at www.nordson.com. Upon request, copies of the annual report will be mailed to you (at no charge) by contacting Corporate Communications, 28601 Clemens Road, Westlake, Ohio 44145.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors.  Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the directors. The Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. In fiscal year 2008, our Board of Directors met five times in regular session. An executive session of independent directors occurred at each meeting.

The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. The table below provides current committee membership and fiscal year 2008 committee meeting information:

Director	Audit		Compensation		Governance & Nominating

William W. Colville	X				X
William D. Ginn	X
Stephen R. Hardis			X	*	X
David W. Ignat	X
Joseph P. Keithley			X		X	*
William P. Madar	X	*
Michael J. Merriman, Jr.			X
Mary G. Puma	X				X
William L. Robinson			X
Benedict P. Rosen			X		X
Total meetings in fiscal year 2008	5		6		4

* Committee Chairperson

Audit Committee.  All members of the Audit Committee meet the NASDAQ independence standards. The Board of Directors has designated Mr. Madar and Ms. Puma as “audit committee financial experts” pursuant to the SEC’s final rules implementing Section 407 of the Sarbanes-Oxley Act. The Audit Committee is responsible for:

•	reviewing the proposed audit programs (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of our systems of internal accounting control;

•	the appointment, compensation, and oversight of the independent auditors for each fiscal year;

•	the approval of all permissible audit and non-audit services to be performed by the independent auditors;

•	the establishment of procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters; and

•	the approval of all related-persons transactions.

A more detailed discussion of the purposes, duties, and responsibilities of the Audit Committee is found in the Committee’s charter, which is available at www.nordson.com/corporate/governance. The Committee has discussed with the independent auditors the auditors’ independence from management and the company, including the matters in written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee Report to the Board of Directors is at Appendix A of this proxy statement.

Compensation Committee.  All members of the Compensation Committee meet the NASDAQ independence standards. The Committee is responsible for setting and approving compensation for our executive officers and for administering the incentive and equity participation plans under which we pay variable compensation to our executive officers. The Committee also administers employee equity and qualified and non-qualified retirement benefit plans. A more detailed discussion of the purposes, duties, and responsibilities of the Committee is found in the Committee’s charter which is available at www.nordson.com/corporate/governance.

The Committee takes steps to enhance significantly its ability to carry out its responsibilities effectively to ensure that we maintain strong links between executive compensation and performance. Examples of these steps are:

•	holding executive sessions (without our management present) at every regularly scheduled Committee meeting;

•	engaging an outside compensation consultant to advise on executive compensation issues, including peer benchmarking data;

•	realigning compensation structures based on examination of peer group compensation structures and levels and peer group financial performance; and

•	strengthening the link between executive officer annual pay and shareholder value by basing incentive pay on the achievement of financial measures and additional specific objectives and modifying the mix of compensation elements to increase the allocation of compensation linked to corporate financial performance.

For each fiscal year, the Committee determines:

•	base salary adjustments (which are typically retroactive to the beginning of the fiscal year if the Committee meeting occurs after the beginning of the fiscal year);

•	payouts for the previous fiscal year’s annual cash incentive plan and completed three-year performance period under the long-term incentive plan; and

•	performance measures and levels for the prospective annual cash incentive plan and the prospective long-term incentive plan three-year performance period.

The Committee seeks to set base salaries at the median for comparable positions at companies in our peer group, but then adjusts individual executive officer base salaries based on performance and seniority. Furthermore, total compensation, including base salary, annual cash incentive compensation, and long-term equity-based incentive compensation is intended to vary with our performance in comparison to absolute financial measures and to the performance of our peers. Performance measures and target award levels are adjusted periodically based on peer compensation and financial performance data with the intent to cause percentile compensation to correlate generally to percentile performance relative to our peer group across a multi-year business cycle.

In years with outstanding performance at the maximum levels established for our annual cash incentive and long-term equity-based incentive plan, we would expect total direct compensation (base salary, annual cash incentive compensation and long-term incentive awards) to exceed the 75th percentile of our peer group. Correspondingly, in years with weak performance below the established threshold levels, we would expect total direct compensation to be as low as the 10th percentile of our peer group.

With respect to annual and long-term incentive compensation, the Committee believes selecting the appropriate performance measures is critical to our “paying for performance” philosophy. The Committee bases its awards to our executive officers each year on a number of factors, including:

•	the executive officer’s position with us and total compensation package;

•	the executive officer’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive officer’s contribution to our financial performance.

The Committee also has the authority to engage outside executive compensation consultants, to determine the scope of the consultant’s services and to terminate the consultant’s engagement. As described in the

Compensation Discussion and Analysis section of this proxy statement, the Committee engaged Mercer for fiscal year 2008. The compensation consultant reports directly to the Chairperson of the Committee and provides the Committee with information and analysis related to executive compensation including:

•	a competitive compensation review of the actual base salary, annual incentive and long-term incentive awards our Chief Executive Officer and other executive officers receive;

•	executive compensation trend data;

•	observations on the design of our annual and long-term incentive programs;

•	peer group financial performance review and compensation market analysis of our peer companies; and

•	a comprehensive report detailing our performance relative to our peer group with respect to earnings per share growth and return on capital.

Our Chief Executive Officer and Vice President, Human Resources review Mercer’s analyses and assessments, develop initial recommendations for base salary adjustments and incentive compensation for our executive officers (other than our Chief Executive Officer) for the next fiscal year, and present management’s initial recommendations to the Committee. Details of the role our Chief Executive Officer and Vice President, Human Resources are found in the Compensation Discussion and Analysis section of this proxy statement under the caption “Role of Executive Officers.”

The equity element of annual director compensation is determined by the Governance and Nominating Committee. The equity grants are made by the Compensation Committee pursuant to its authority under the 2004 Long-Term Performance Plan.

Governance and Nominating Committee.  All members of the Governance and Nominating Committee meet the NASDAQ independence standards. The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and each director may effectively meet their fiduciary obligations to shareholders and to us. A more detailed discussion of the purposes, duties, and responsibilities of the Governance and Nominating Committee is found in the Committee’s charter which is available at www.nordson.com/corporate/governance.

Effective February 17, 2008, our Board of Directors dissolved the Pension and Finance Committee. The oversight responsibility for the adequacy of financial statements pertaining to our benefit plans, including reserves, statement of funding obligations and underlying economic assumptions has been transferred to the Audit Committee. Oversight of the investment policy with respect to tax-qualified pension and retirement plans funds held in trust and financial performance of the investment managers for those funds has been assumed by the Compensation Committee.

PROPOSAL NO. 1: ELECTION OF DIRECTORS WHOSE TERM EXPIRES IN 2012

NOMINEES AND OTHER DIRECTORS

Our Board of Directors is composed of eleven directors divided into three classes. The terms of these classes as of the 2009 Annual Meeting will expire in 2010, 2011, and 2012. Each of the directors serves for a term of three years and until a successor is elected. In anticipation of a director retirement in fiscal year 2010 according to the director retirement guidelines of our Governance Guidelines, the Board has determined to temporarily increase the size of the class of directors whose terms expire in 2012 from four to five and leave one vacancy in the class of 2010.

The Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders. The Governance and Nominating Committee has recommended to the Board, and the Board has approved, the persons named as nominees for terms expiring in 2012 and, unless otherwise marked, a proxy will be voted for such nominees. Each of the nominees currently serves as a director. Messers. Campbell, Colville, Madar and Dr. Ignat were last elected by the shareholders at the 2006 Annual Meeting.

Mr. Merriman was elected to the Board of Directors on August 19, 2008 as a member of the class of directors whose terms expire in 2009. Mr. Merriman was also appointed to serve as a member of the Compensation Committee. Under our Regulations, a director who is elected by the Board of Directors is required, if nominated, to stand for election at the next regularly scheduled Annual Meeting of Shareholders.

The name and age of each of the five nominees for election as directors for terms expiring in 2012, as well as present directors whose terms will continue after the meeting, appear below together with his or her principal occupation for at least the past five years, the year each became a director of the company and certain other information. The information is as of January 16, 2009.

Nominees For Terms Expiring in 2012

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Edward P. Campbell	59	Mr. Campbell has served as Chairman and Chief Executive Officer of Nordson since March 12, 2004. The Board of Directors elected Mr. Campbell to the additional position of President, Nordson Corporation effective January 2, 2008, the date Peter S. Hellman resigned as a member of the Board of Directors and retired as President and Chief Financial Officer of Nordson. He served as President and Chief Executive Officer of Nordson from November 1997 to March 2004 and as President and Chief Operating Officer of Nordson from August 1996 to October 1997. He is a director of KeyCorp, a financial services company, and OMNOVA Solutions, Inc., a manufacturer of specialty chemicals, emulsion polymers and decorative products.	1996
William W. Colville	74	Mr. Colville was Senior Vice President — Law, General Counsel and Secretary of Owens-Corning Fiberglas Corp. from 1984 until December 1994 and served as a legal consultant to Owens-Corning from January 1995 until October 2000. Owens-Corning manufactures glass fiber products and related materials. Mr. Colville is a director of Owens-Corning.	1988
Dr. David W. Ignat	67	Dr. Ignat was the Scientific Editor and General Manager of “Nuclear Fusion,” a research journal published by the International Atomic Energy Agency, from 1996 through 2002. From 2000 through 2001, he was a consultant to the Princeton Plasma Physics Laboratory, Princeton University.	2002
William P. Madar	69	Mr. Madar served as Chairman of the Board of Nordson from October 1997 through March 2004 and was Vice Chairman and Chief Executive Officer from August 1996 to October 1997. He was President and Chief Executive Officer of Nordson from February 1986 through August 1996. Mr. Madar is a director of Brush Engineered Materials, Inc., a producer and supplier of beryllium and related products, specialty metal systems and precious metal products, and The Lubrizol Corporation, a manufacturer of specialty chemicals.	1985

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Michael J. Merriman, Jr.	52	Mr. Merriman was appointed an Operating Advisor of Resilience Capital Partners LLC in June 2008. Resilience is a private equity firm focused on principal investing in lower middle market underperforming and turnaround situations. Mr. Merriman is a business consultant for Product Launch Ventures, LLC, a company that he founded in 2004 to pursue consumer product opportunities and provide business advisory services. Mr. Merriman served as a director and as President and Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes from November 2006 to November 2007. Mr. Merriman is a director of American Greetings Corporation, a designer, manufacturer and seller of greeting cards and other social expression products and was its Senior Vice President and Chief Financial Officer from September 2005 until November 2006. Mr. Merriman served as President and Chief Executive Officer of Royal Appliance Manufacturing Co., a developer, assembler and marketer of a full line of cleaning products for home and commercial use, from 1995 until April 2004 and a director of Royal Appliance Manufacturing Co. from October 1993 until April 2004. Mr. Merriman is a director of RC2 Corporation, a manufacturer of pre-school toys and infant products, and OMNOVA Solutions Inc., a manufacturer of specialty chemicals, emulsion polymers and decorative products.	2008

Present Directors Whose Terms Expire in 2010

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

William D. Ginn	85	Mr. Ginn is a retired former partner with the law firm of Thompson Hine LLP. As a retired former partner of Thompson Hine LLP, Mr. Ginn does not receive any compensation from nor does he render any services to or on behalf of the firm. At the time the Board of Directors adopted the mandatory retirement age for directors, Mr. Ginn had already reached age 75 and was exempted from this requirement.	1959
Benedict P. Rosen	72	Mr. Rosen served as Chairman of AVX Corporation from July 1997 through July 2008, and was Chief Executive Officer of AVX Corporation from July 1997 through July 2001. AVX is an international producer of electronic components.	1999

Present Directors Whose Terms Expire in 2011

			Director
Name	Age	Present Principal Employment and Prior Business Experience	Since

Stephen R. Hardis	73	Mr. Hardis served as Chairman and Chief Executive Officer of Eaton Corporation from January 1996 until his retirement in July 2000. Eaton produces automation systems and equipment, capital and consumer goods components, aerospace and defense systems, and automotive components. Mr. Hardis is a director of Lexmark International, Inc., a manufacturer and seller of computer printer products; Marsh & McLennan Cos., a provider of insurance and reinsurance, consulting, and investment advisory and management services; The Progressive Corporation, an insurance holding company; and Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry.	1984
Joseph P. Keithley	60	Mr. Keithley is Chairman of the Board, President and Chief Executive Officer of Keithley Instruments, Inc., a provider of measurement solutions to the semiconductor, fiber optics, telecommunications and electronics industries. He has served as Chairman of the Board of Keithley Instruments since 1991, as Chief Executive Officer since 1993 and as President since 1994. Mr. Keithley is also a director of Brush Engineered Materials, Inc., a producer and supplier of beryllium and related products, specialty metal systems and precious metal products.	2001
Mary G. Puma	50	Ms. Puma is Chairman of the Board and Chief Executive Officer of Axcelis Technologies, Inc., a producer of ion implantation equipment used in the semiconductor manufacturing industry. Previous to her election as President and Chief Executive Officer of Axcelis in January 2002, Ms. Puma served as Axcelis’ President and Chief Operating Officer from May 2000 to January 2002.	2001
William L. Robinson	67	For the last nine years, Mr. Robinson has been a professor of law at the University of the District of Columbia’s David A. Clarke School of Law, currently in the capacity of Distinguished Professor of Law.	1995

No shareholder or group that beneficially owns 5% or more of our outstanding common shares has recommended a candidate for election as a director at the 2009 Annual Meeting of the Shareholders.

BOARD OF DIRECTORS RECOMMENDATION:

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE “FOR”
THE DIRECTORS NOMINATED BY THE BOARD.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR ALL NOMINEES UNLESS
SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Director Compensation

Directors who are also our employees do not receive compensation for their services as directors. We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of our long-term shareholders by linking a substantial portion of their compensation to the performance of our common shares. Following is a description of our compensation program for non-employee directors in fiscal year 2008.

Determining Director Compensation.  The Governance and Nominating Committee periodically reviews a competitive analysis of non-employee director compensation prepared by Mercer and makes recommendations to the Board of Directors on compensation for our non-employee directors, including their cash retainers and annual equity grants. Each component of director compensation is described below.

Board Retainer.  Our non-employee directors receive an annual cash retainer of $55,000. Directors do not receive any meeting or attendance fees.

Committee Retainer.  In addition to the annual cash retainer, the chairpersons of the Compensation and Governance and Nominating Committees each receive a cash retainer of $5,000 each year. The Audit Committee chairperson receives a cash retainer of $10,000 each year. The Presiding Director receives a cash retainer of $5,000 each year.

Equity Grant.  For fiscal year 2008 and pursuant to the Nordson Corporation 2004 Long-Term Performance Plan, which was approved by the shareholders at the 2004 Annual Meeting, each non-employee director was granted 1,323 restricted common shares. The dollar value of the grant, made at the fair market value of $52.91 per share on the date of grant, is $70,000.

Directors may elect to defer receipt of the restricted common shares under the terms of the Directors Deferred Compensation Plan. The election to defer must be made prior to the effective date of the grant and deferral is in the form of restricted share units.

The terms of the grant are:

Restriction Period:	Two year restriction on transfer. Restriction will lapse upon the retirement, disability, or death of a director. For directors who do not defer the receipt of the restricted shares, the shares are fully transferable upon lapse of the restriction period.
Voting:	Non-deferred Shares: Recipients that do not defer receipt of the restricted shares are permitted to vote all shares during the restriction period.
Deferred Shares: Recipients that defer receipt do not have voting rights on these restricted share units.
Dividends:	Non-deferred Shares: Dividends are payable to recipients in cash.
Deferred Shares: Dividends are deferred as share equivalent units under the Directors Deferred Compensation Plan.

Deferred Compensation Program.  Under the Directors Deferred Compensation Plan, non-employee directors may elect to defer all or a portion of their annual cash retainer and restricted share grant into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Directors Deferred Compensation Plan will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the 10-year Treasury bill constant maturity rate or (ii) a stock equivalent account, earning a return based on our common share price and accruing dividend equivalents. Any restricted share grant that a non-employee director elects to defer is automatically invested into a restricted stock unit account with dividends credited to the directors’ stock equivalent unit account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in our common shares, as applicable, on dates selected by the director. We do not pay above market rates or preferential rates under this deferred compensation plan.

Group Medical and Dental Insurance Plan.  Non-employee directors also may elect to participate in the company’s group welfare plan, which provides medical and dental insurance coverage to our employees. Non-employee directors may obtain medical and dental coverage on the same terms as our employees. For fiscal year 2008, we paid a total of $23,482 in equivalent insurance premiums for our non-employee directors that participated in the group medical plan, Messrs. Colville, Ginn and Madar. In addition and pursuant to our agreement with Mr. Madar, Mr. Madar received $6,116 for reimbursement of Medicare premiums.

Charitable Gifts Matching Program for Non-Employee Directors.  Non-employee directors may participate in our employee matching gift program involving contributions of cash or publicly-traded stock made to cultural, educational, social, medical or health-related charitable organizations that are exempt from federal income tax. Ms. Puma, Dr. Ignat and Messrs. Colville, Ginn, Hardis, Madar, Robinson and Rosen participated in this program. We made contributions totaling $50,900 during fiscal year 2008.

Director Compensation Table for Fiscal Year 2008

The following table sets forth the total compensation paid to each non-employee director for services provided as a director for fiscal year 2008.

	Fees Earned or Paid		All Other Compen-
	in Cash (2),(3)	Stock Awards (4),(5)	sation (6)	Total
Name (1)	$	$	$	$

W. Colville	55,000	67,076	29,209	151,285
W. Ginn	55,000	67,076	15,770	137,846
S. Hardis	65,000	67,076	35,917	167,993
D. Ignat	55,000	67,076	20,099	142,175
J. Keithley	60,000	67,076	8,384	135,460
W. Madar	62,500	67,076	40,868	170,444
M. Merriman	11,000	1,752	48	12,800
M. Puma	57,500	67,076	8,811	133,387
W. Robinson	55,000	67,076	13,744	135,820
B. Rosen	56,250	67,076	20,061	143,387

(1)	Edward P. Campbell, Chairman, President and Chief Executive Officer and Peter S. Hellman, who retired as our President and Chief Financial and Administrative Officer and resigned from our Board of Directors on January 2, 2008, are not included in this table because they are named executive officers and received no additional compensation in their capacities as directors.

(2)	Messrs. Hardis and Keithley received $5,000 as committee chairpersons. Mr. Madar assumed the role of chairperson of the Audit Committee on February 19, 2008 and received $7,500, representing a prorata amount of the annual Audit Committee chairperson retainer. Ms. Puma received $2,500, representing a prorata amount of the annual Audit Committee chairperson retainer corresponding with the period in fiscal year 2008 when she served as chairperson of the Audit Committee. Mr. Rosen received $1,250, representing a prorata amount of the annual Governance & Nominating Committee chairperson retainer corresponding with the period in fiscal year 2008 when he served as chairperson of the Governance and Nominating Committee. Mr. Hardis also received $5,000 as Presiding Director. Mr. Merriman received a cash payment of $11,000, representing a pro-rata portion of his non-employee director annual cash retainer of $55,000.

(3)	The following table represents the fiscal year 2008 cash compensation deferred by each director under the Directors Deferred Compensation Plan:

		Amount of Cash Retainer
	Amount of Cash Retainer	Deferred to Stock
	Deferred to Cash Account	Equivalent Unit Account
Director	($)	($)

W. Colville	—	—
W. Ginn	—	—
S. Hardis	—	65,000
D. Ignat	55,000	—
J. Keithley	—	60,000
W. Madar	—	—
M. Merriman	—	—
M. Puma	—	—
W. Robinson	—	27,500
B. Rosen	—	56,250

(4)	This column shows the dollar amount recognized for financial statement reporting purposes of restricted shares granted on November 22, 2006 and December 5, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) for fiscal year 2008. On November 22, 2006, 1,435 restricted shares were granted to each of the directors then in office under our 2004 Long-Term Performance Plan who did not elect to defer the grant. The number of shares was determined by dividing $70,000 by the average of the high and low price of our common shares on November 22, 2006 — $48.77. On December 5, 2007, 1,323 restricted shares were granted to each of the directors then in office under our 2004 Long-Term Performance Plan who did not elect to defer the grant. The number of shares was determined by dividing $70,000 by the closing price of our common shares on December 5, 2007 — $52.91. For financial reporting purposes the dollar value of the grant is amortized straight-line over the period earned (24 months from the date of grant). Effective August 26, 2008, Mr. Merriman was granted 264 restricted shares (the equivalent of $14,000), representing his pro-rata portion of the annual equity compensation ($70,000) paid to non-employee directors for fiscal year 2008. Our closing share price on August 26, 2008 was $53.10.

(5)	Messrs. Hardis, Keithley, Madar and Robinson elected to defer the fiscal year 2007 restricted share grant to their respective restricted stock unit account. Messrs. Ginn, Hardis, Keithley, Robinson and Rosen elected to defer the fiscal year 2008 restricted share grant to their respective restricted stock unit account.

(6)	This column reflects the dividend equivalents credited to the directors’ stock equivalent unit accounts in the Directors Deferred Compensation Plan in fiscal year 2008 for directors that deferred compensation. The amount credited to Dr. Ignat’s account is attributable to interest earnings on his deferred cash account ($12,086) and dividends on his stock equivalent unit account ($2,013). Amounts also reflect the equivalent health care insurance premiums and matching gifts. All three components of the column are presented in the following table:

	Dividends or
	Interest Credited
	to Non-qualified
	Deferred	Equivalent
	Compensation	Insurance Premium	Matching Gift
Director	Accounts	($)	($)

W. Colville	15,894	9,615	3,700
W. Ginn	2,018	4,752	9,000
S. Hardis	29,917	—	6,000
D. Ignat	14,099	—	6,000
J. Keithley	8,384	—	0
W. Madar	19,137	15,731	6,000
M. Merriman	48	—	0
M. Puma	2,811	—	6,000
W. Robinson	8,044	—	5,700
B. Rosen	11,561	—	8,500

We did not award any stock options to directors in fiscal year 2008. We do not have a non-equity incentive compensation plan for directors nor do we sponsor a defined benefit (pension plan) for directors. Mr. Madar receives a pension benefit as a company retiree.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2009

Ernst & Young LLP served as our independent registered public accounting firm for the fiscal year ended October 31, 2008. In addition to the engagement to audit our financial statements and internal control over financial reporting and to review the financial statements included in our quarterly reports on Form 10-Q, Ernst & Young was also engaged by us during fiscal 2008 to perform certain audit-related services.

The Audit Committee has appointed Ernst & Young to serve as our auditors for the fiscal year ending October 31, 2009. Although shareholder ratification of the appointment of Ernst & Young is not required, the Board of Directors believes that submitting the appointment to our shareholders for ratification is a matter of good corporate governance. If our shareholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider the appointment. We expect that a representative of Ernst & Young will be present at the 2009 Annual Meeting to respond to appropriate questions from shareholders and to make a statement if he or she desires to do so.

As provided in the Audit Committee’s Charter, the Audit Committee is responsible for directly appointing, retaining, terminating and overseeing our independent registered public accounting firm. While we have a long-standing relationship with Ernst & Young, the Audit Committee continuously evaluates the independence and effectiveness of Ernst & Young and its personnel, and the cost and quality of its audit and audit-related services.

Required Vote

The affirmative vote of a majority of the shares represented at the 2009 Annual Meeting of Shareholders and entitled to vote on this proposal will be required to ratify the Audit Committee’s appointment of our independent registered public accounting firm. Abstentions will have the effect of a vote against ratification of the appointment of the independent registered public accounting firm.

Pre-Approval of Audit and Non-Audit Services

At the start of each fiscal year, our Audit Committee pre-approves the audit services, audit-related services and tax services, if any, together with specific details regarding such services anticipated to be required for such fiscal year including, as available, estimated fees. The Audit Committee reviews and, if it deems them appropriate, pre-approves those services. The Audit Committee reviews the services provided to date and actual fees against the estimates, and such fee amounts may be updated for presentation at the regularly scheduled meetings of the Audit Committee. Additional pre-approval is required before actual fees for any service can exceed the originally pre-approved amount. The Audit Committee may also revise the list of pre-approved services and related fees from time to time. All of the services described below under the captions “Audit Fees” and “Audit-Related Fees” with respect to fiscal year 2008 were pre-approved in accordance with this policy.

If we seek to engage our independent registered public accounting firm for other services that are not considered subject to general pre-approval as described above, then the Audit Committee must approve such specific engagement as well as the estimated fees. Such engagement will be presented to the Audit Committee for pre-approval at its next regularly scheduled meeting. If the timing of the project requires an expedited decision, then we may ask the chairperson of the Audit Committee to pre-approve such engagement. Any such pre-approval by the chairperson is then reported to the full Audit Committee for ratification at the next Audit Committee meeting. In any event, pre-approval of any engagement by the Audit Committee or the chairperson of the Audit Committee is required before our independent registered public accounting firm may commence any engagement. Additional pre-approval is required before any fees can exceed approved fees for any such specifically-approved services.

Fees Paid to Ernst & Young LLP

The following table shows the fees we paid or accrued for audit and other services provided by Ernst & Young LLP for the fiscal years ended October 31, 2008 and October 31, 2007:

	FY 2008	FY 2007

Audit Fees (1)	$1,657,361	$1,917,984
Audit-Related Fees (2)	$5,288	$35,140
Tax Fees (3)	$—	$—

(1)	Audit services of Ernst & Young consisted of the audit of our annual consolidated financial statements, the quarterly review of interim financial statements, the audit of management’s assessments of internal controls over financial reporting and statutory audits required internationally.

(2)	Audit-Related Fees generally include fees for employee benefit plans, business acquisitions, accounting consultations and services related to Securities and Exchange Commission registration statements.

(3)	Tax Fees generally include fees for tax planning and compliance consulting. Ernst & Young did not provide tax planning or compliance consulting services in fiscal years 2008 and 2007.

RECOMMENDATION REGARDING PROPOSAL 2:

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” RATIFICATION OF THE
AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2009.

Ownership of Nordson Common Shares

The following table shows the number and percent of our common shares beneficially owned on December 26, 2008 by each of the directors, including nominees; each of the executive officers named in the Summary Compensation Table for fiscal year 2008; any persons known to us to be the beneficial owner of more than 5% of our common shares; and by all directors and executive officers as a group.

Name	Number of Shares (1)	Percent

Edward P. Campbell (2) (3)	714,918	2.1
William W. Colville	31,863	0.1
William D. Ginn (4)	501,632	1.5
Stephen R. Hardis	99,568	0.3
Dr. David W. Ignat	1,516,817	4.5
Joseph P. Keithley	16,771		*
William P. Madar	93,125	0.3
Michael J. Merriman, Jr.	2,700		*
Mary G. Puma	22,155	0.1
William L. Robinson	22,354	0.1
Benedict P. Rosen	20,764	0.1
Peter S. Hellman (2)	267,356	0.8
Michael Groos (2)	35,963	0.1
Robert A. Dunn, Jr. (2)	55,861	0.2
John J. Keane (2)	63,613	0.2
Gregory A. Thaxton (2)	10,983		*
Jane Nord (5)	2,010,202	6.0
Jennifer Savage (6)	2,028,498	6.1
Columbia Wanger Asset Management LP (7)	2,043,700	6.1
Neuberger Berman Inc. (8)	2,615,371	7.8
All directors and executive officers as a group (22 people) (9)	3,586,534	10.3

*	Less than 0.1%.

(1)	Except as otherwise stated in notes (2) through (4) below, beneficial ownership of the shares held by each of the directors, executive officers and affiliates consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the director, executive officer or affiliate. Beneficial ownership of the shares held by the non-employee directors includes the right to acquire shares on or before February 24, 2009 under the provisions of the 2004 Long-Term Performance Plan and the Directors Deferred Compensation Plan in the following share equivalent unit and restricted share unit amounts: Mr. Colville, 29,105 shares; Mr. Ginn, 2,436 shares; Mr. Hardis, 55,408 shares; Dr. Ignat, 16,296 shares; Mr. Keithley, 13,448 shares; Mr. Madar, 27,529 shares; Mr. Merriman, 2,436 shares; Ms. Puma, 17,397 shares; Mr. Robinson, 17,574 shares; and Mr. Rosen, 16,342 shares. Restricted share units convert to share equivalent units on a one-to-one basis two years after the grant date. The share equivalent units convert to common shares on a one-to-one basis at the time of a director’s retirement, death or disability.

(2)	These include the right to acquire shares through the exercise of stock options on or before February 24, 2009 and the settlement of performance units awarded by the Compensation Committee on December 4, 2008 in amounts as follows: Mr. Campbell, 375,824 shares; Mr. Hellman, 243,017, Mr. Keane, 59,094 shares; Mr. Groos, 22,425 shares; Mr. Dunn, 38,739 shares, and Mr. Thaxton, 8,252. Settlement of the performance units occurred on January 9, 2009.

(3)	With respect to Mr. Campbell, the number of shares includes 22,083 share equivalent units he holds under the Nordson Corporation 2005 Deferred Compensation Plan. The share equivalent units convert to common shares on a one-to-one basis at the time of Mr. Campbell’s retirement or termination of employment pursuant to the distribution provisions of the Plan.

(4)	These include 12,000 shares held by the Ginn Family Fund. As a trustee of the Ginn Family Fund, Mr. Ginn has shared voting power and shared investment power with respect to these shares. The shares held by the Ginn Family Fund are pledged as security. These also include 481,340 shares held by Mr. Ginn as nominated successor trustee of The Walter Nord Trust. As of the record date, Mr. Ginn has sole voting and investment power with respect to these shares.

(5)	These shares include 308,582 shares held jointly by Ms. Nord and her children as trustees of the Eric and Jane Nord Foundation and 881,268 shares held jointly by Ms. Nord and Ms. Savage as co-trustees of the Eric T. Nord Main Trust dated April 1, 2003. Ms. Nord has shared voting and investment power with respect to these shares.

(6)	The shares include: (a) 132,144 shares held by the Eric Nord & Jane Nord Grandchildren Trusts dated December 9, 1993, of which Ms. Savage is the sole trustee, (b) 881,268 shares held by the Eric T. Nord Main Trust dated April 1, 2003, of which Ms. Savage is a co-trustee, (c) 15,086 shares held by the Emily Nord & TK McClintock Trust dated December 19, 2002, of which Ms. Savage is a co-trustee, and (d) 1,000,000 shares owned by the Jane B. Nord Grantor Retained Annuity Trust dated December 10, 2008, of which Ms. Savage is the sole trustee. Ms. Savage has shared voting and investment power with respect to all shares held by trusts for which she serves as a co-trustee. Ms. Savage is a partner with Thompson Hine LLP, which has in the past provided and continues to provide legal services to us.

(7)	Based on most recent Form 13F filings; Columbia Wanger Asset Management LP is a registered investment advisor and is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(8)	Based on a Schedule 13G filed jointly on February 12, 2008 by Neuberger Berman Inc. and Neuberger Berman, LLC. These entities have sole voting power of 41,765 of these shares, shared voting power of 1,486,934 of these shares and shared investment power of all of these shares, and are located at 605 Third Avenue, New York, New York 10158.

(9)	Beneficial ownership of the shares held by each of the directors and executive officers as a group consists of sole voting power with respect to 8,350 shares, sole voting and sole investment power with respect to 2,507,221 shares, shared voting power and shared investment power with respect to 12,000 shares, and the right to acquire 1,058,963 shares on or before February 24, 2009.

As of December 26, 2008, our present and former directors, officers and employees and their families beneficially owned over 10 million Nordson Common Shares, representing 31% of the outstanding shares. We are party to an agreement that, with some exceptions, gives us a right of first refusal with respect to proposed sales of our common shares by members of the Nord family and The Nord Family Foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the Securities and Exchange Commission. Copies of these reports must also be provided to us.

Based on our review of these reports, we believe that, during the fiscal year ended October 31, 2008, all reports were filed on a timely basis by reporting persons.

Share Ownership Guidelines for Directors

The Board strongly believes that the directors should have a meaningful ownership interest in the company and has implemented share ownership guidelines for directors. The ownership guidelines require directors to own a minimum of five times their annual cash retainer in common shares (shares held in the form of stock equivalent units or restricted share units qualify as shares owned under the guidelines). Newly elected directors have five years within which to achieve the share ownership requirement. All directors except Mr. Merriman have met the share ownership guidelines as of the date of this proxy statement. With his election as a director occurring on August 26, 2008, Mr. Merriman will have until August 2013 to reach his required share ownership. Our share ownership guidelines may be reviewed at www.nordson.com/corporate/governance.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We have written this Compensation Discussion and Analysis to provide you with the clearest and most concise description possible of the material factors and analysis that lie beneath our compensation policies and decisions for our most senior executive officers. We have included tables and related narratives in the Summary Compensation for Fiscal Years 2008 and 2007 section of this proxy statement that will show you the types and amounts of compensation and benefits we pay to our most senior executive officers. In this section, we discuss and analyze the reasons why we paid our most senior executive officers the types of compensation and benefits described in the tables and narratives for 2008. We also discuss and analyze how we determined the specific amounts of compensation and benefits to pay our most senior executive officers.

After you read this section, you should have a clear and complete picture of our executive compensation program and how it operates for the following executive officers, who we refer to in this proxy statement as our named executive officers for fiscal year 2008:

•	Edward P. Campbell, Chairman of the Board and President and Chief Executive Officer;

•	Peter S. Hellman, former President, Chief Financial and Administrative Officer;

•	Gregory A. Thaxton, Vice President, Chief Financial Officer;

•	Robert A. Dunn, Jr., Senior Vice President;

•	John J. Keane, Senior Vice President; and

•	Michael Groos, Vice President.

This Compensation Discussion and Analysis discloses future company performance targets and goals. You should read and understand these targets and goals only as they relate to our executive compensation program. We are not providing these targets and goals as guidance or as statements of management’s expectations or estimates of our current or future results.

Executive Summary

We have a strong pay-for-performance philosophy, which seeks to reward the achievement of performance goals and align our executive officers’ interests with those of our shareholders. Our performance in fiscal year 2008 exceeded expectations for revenue, earnings per share, operating margin and income and return on equity:

•	Sales growth of 13% to a record $1.1 billion in sales;

•	Diluted earnings per share grew a record 29% to $3.43 per share;

•	Operating margin grew to 17% of sales;

•	Operating income grew to a record $190.3 million; and

•	Return on equity increased to 20%.

This record performance was reflected in the total compensation paid to the named executive officers.

Each of the named executive officers except Mr. Hellman participated in our annual cash incentive program, which had a growth in earnings per share target of 8% and return on invested capital target of 15%. Our actual earnings per share and return on invested capital both exceeded their respective maximum performance measure, resulting in a maximum award payout to the named executive officers. All of the named executive officers participated in the long-term incentive plan for the fiscal year 2006-2008 performance period, which had threshold, target and maximum goals of cumulative earnings per share of $6.82, $7.15, and $8.08 and cumulative revenue of $2,778,900,000, $2,914,500,000, and $3,290,600,000. Actual performance for the

2006-2008 performance period exceeded the maximum earnings per share measure and was between the target and maximum for the cumulative revenue measure, resulting in long-term incentive plan payouts that were 164% of target.

All named executive officers except Mr. Hellman received equity awards (non-qualified and incentive stock options) in fiscal year 2008 that were designed to contribute to our total direct compensation target of approximately the 65th percentile of our peer group. Stock options granted on November 4, 2004 and later have exercise prices that as of December 26, 2008 were below the market price of our common shares and these stock options will not provide compensation to executives until the stock price increases above the exercise prices.

We adopted the Amended and Restated 2004 Nordson Corporation Management Incentive Compensation Plan and the Amended and Restated 2004 Nordson Corporation Long-Term Performance Plan, which our shareholders approved at the 2008 Annual Meeting. These plans are intended to allow the Compensation Committee to structure executive officer incentive compensation to maximize our ability to deduct compensation payments for tax purposes. Following an independent review of the employment agreements with our executive officers that become effective upon a change-in-control and during its December 10, 2008 meeting, our compensation committee approved retention agreements for our executive officers (other than our Chief Executive Officer) that more closely aligned the benefits afforded an executive officer in the event of a change in control with those benefits offered by our peer group. The retention agreements, which replace the present employment agreements, are discussed in the “Change in Control Severance Agreements” section of this Compensation Discussion and Analysis.

SUMMARY OF FISCAL YEAR 2008 COMPENSATION ELEMENTS

The table below summarizes the elements of our fiscal year 2008 executive compensation program for our named executive officers.

Element	Description	Purpose

Base Salary
•   Fixed annual cash component based on competitive market analysis; and adjustments are based on an individual’s current and expected performance and pay relative to the market

•   Targeted at the median of peer group or salary survey data
• Foundation of total direct compensation; recognizes the level of job scope and complexity; recognizes the level of current performance and sustained performance; and helps us retain and motivate exceptional executive talent

Annual Incentive
•   Annual performance-based cash opportunity; and amount earned will vary relative to the targeted level based on company, business unit and individual results

•   Total cash compensation (base salary plus performance-based cash compensation) targeted at the 65th percentile of peer group. Actual payout varies based on actual annual performance
• Motivates executives to achieve annual financial, operating and individual performance objectives

Element	Description	Purpose

Long-Term Incentive
• Stock options	• Performance-based equity award with value tied to share price; amounts earned/realized will vary from grant date price based on actual share price at exercise; and generally vest in 25% annual installments over four years

	• Sum of long-term incentive (stock options and performance shares) targeted at the 65th percentile of peer group	• Creates a strong financial incentive for achieving or exceeding long-term performance goals; encourages a significant equity stake in the company; and aligns executive and shareholder interests

• Performance shares	• Performance-based equity award opportunity; and amounts earned/realized will vary from grant-date price based on actual financial and share price performance

	• Sum of long-term incentive (stock options and performance shares) targeted at the 65th percentile of peer group	• Strengthens alignment of our executive team’s interests with those of our shareholders; rewards long-term achievement of specific company goals; and encourages a significant equity stake in the company

Retirement Benefits
• 401(k) defined contribution plan
•   Qualified defined contribution plan is a standard tax-qualified benefit provided to our U.S.-based employees; is subject to limitations on compensation under the Internal Revenue Code; and includes a company match element
• Provides tax-deferred vehicle for retirement income accumulation

• Deferred compensation	• Income deferral and 401(k) restoration plan; includes a company match element	• Provides tax-deferred vehicle for retirement income accumulation; and restores benefits that are limited by the Internal Revenue Code in the qualified plan for our most highly paid executives

• Defined benefit pension plan	• Qualified defined benefit plan is a standard tax-qualified benefit provided to our U.S.-based employees; and subject to limitations on benefits under the Internal Revenue Code	• Provides tax-deferred vehicle for retirement income accumulation

Element	Description	Purpose

• Non-qualified supplemental executive retirement plan (defined benefit)	• Supplemental pension restoration plan; intended to replace 55% of an executive officer’s income	• Restores pension benefits that are limited by the Internal Revenue Code in the qualified plan

Health and Other Welfare Benefits	• Broad-based employee benefits program available to our U.S.-based employees, including health, life insurance and disability plans	• Provides eligible employees with a competitive fringe benefit package

Benefits Upon Termination Following Change-in-Control	• Contingent component; and only payable if an executive officer’s employment is terminated following a change-in-control event	• Provides incentive and security to our executive officers in the transition following a change-in-control and helps us retain key executive talent during critical times of significant corporate risk

Perquisites	• Annual executive physical exam, supplemental long-term disability insurance, tax planning or preparation services, country and professional club expenses and automobile allowance	• Provides competitive benefits to promote the health, well-being and financial security of the executive officers; and provides a venue for business meetings or business entertainment

Mr. Groos does not participate in the 401(k) defined contribution plan, which is available to U.S.-based employees only. Mr. Groos participates in the statutory pension plan and other social and welfare (health) benefit plans sponsored by his employer, Nordson Deutschland GmbH, a wholly-owned subsidiary of the company. The benefits provided under these Nordson Deutschland GmbH plans are available to all employees of Nordson Deutschland GmbH. Mr. Groos also participates in a supplemental pension plan that is described later in this Compensation Discussion and Analysis under the caption “Supplemental Executive Retirement Plan (Defined Benefit).”

The following provides a brief overview of the topics that we discuss in detail in this Compensation Discussion and Analysis:

•	the philosophy and objectives of our executive compensation program;

•	the compensation process and procedures where we discuss (a) the respective roles of the Compensation Committee, the executive compensation consultant and management in establishing executive compensation and (b) the allocation of executive compensation between short-term and long-term elements, between cash and non-cash elements and between different forms of non-cash elements;

•	a detailed discussion of how we set base salary and annual and long-term incentive compensation for executive officers for fiscal year 2008;

•	a review of non-cash based benefits provided to our executive officers;

•	a discussion of severance and other benefits our executive officers would receive upon termination of employment;

•	a review of perquisites that executive officers receive;

•	a statement of our equity grant policy; and

•	a discussion of our share ownership policy for executive officers.

Philosophy and Objectives

Our executive compensation program philosophy is that we should pay our named executive officers for their work on our behalf in ways that align their personal financial interests with the investment interests of our shareholders, with a specific focus on “paying for performance.” To us, paying for performance means that we pay our named executive officers different types and amounts of compensation based on their successful implementation of our strategic objectives and the degree to which our annual operational and financial objectives are achieved. By basing executive pay primarily on the achievement of these corporate objectives, we establish a direct link between executive compensation and the long-term interests of our shareholders.

The core objectives of our executive compensation program are to:

•	encourage and reward named executive officer performance that achieves or exceeds our significant financial and operational performance goals without encouraging the taking of excessive risks that could be detrimental to the interests of our long-term shareholders;

•	encourage and reward our named executive officers for their experience, expertise, level of responsibility, seniority, leadership qualities, advancement, individual accomplishment and other significant contributions that enhance shareholder value and our success;

•	retain and motivate highly-talented and ethical individuals who are focused on helping us achieve long-term success; and

•	provide compensation packages that are competitive when compared to pay arrangements offered by companies with which we compete to attract talented executive employees.

Compensation Process and Procedures

Role of the Compensation Committee

The Compensation Committee of our Board of Directors, which we refer to in this section of the proxy statement as the Committee, has primary responsibility for designing our executive compensation program and for making compensation decisions under the program. In fulfilling its duties and responsibilities, the Committee each year seeks input, advice and recommendations from an executive compensation consultant and other resources, including recommendations from our Chief Executive Officer, on the compensation and performance of our executive officers. The Committee is not bound by the input, advice or recommendations it receives. Instead, the Committee at all times exercises independent judgment in its executive compensation decisions. We provide more detailed information about the Committee’s processes and procedures for making compensation decisions under the Corporate Governance section of this proxy statement and in the narratives to the compensation tables in the next major section of this proxy statement.

The Committee meets in executive session to determine all elements of our Chief Executive Officer’s total compensation — base salary, annual incentive compensation, and long-term equity-based incentives. Our Chief Executive Officer does not offer the Committee any recommendations for his compensation.

Role of the Compensation Consultant

The Committee has engaged Mercer, an internationally recognized human resources consulting firm, as its outside executive compensation consultant for fiscal year 2008. Mercer reports directly to the Chairman of the Committee. Mercer provides relevant market data, advice, alternatives and recommendations to the Committee with regard to the compensation of executive officers. Specifically, the Committee asks Mercer to collect and analyze proxy data for our peer group, which is a term we use to describe a particular group of companies that meet certain specific criteria and are picked as companies comparable to us in terms of compensation practices. While no single company in our peer group competes with us across all of our businesses, we believe that our peer companies as a group operate in markets and compete for executive talent in a manner sufficiently similar to us. As a result, our peer group is an appropriate group of companies against which the Committee can establish performance goals, evaluate performance and establish compensation. We provide more detailed information about Mercer’s instructions, responsibilities, processes and interaction with the Committee under the discussion of how the Committee determined executive compensation for fiscal year 2008 later in this Compensation Discussion and Analysis.

Role of Executive Officers

Our Chief Executive Officer and Vice President, Human Resources review Mercer’s analyses and assessments, develop initial recommendations for base salary adjustments and incentive compensation for our named executive officers (other than our Chief Executive Officer) for the next fiscal year, and present management’s initial recommendations to the Committee. More specifically, our Chief Executive Officer and Vice President, Human Resources have the following roles in preparing management’s initial recommendations for the Committee:

• Chief Executive Officer	• Vice President, Human Resources

• provides annually to the Committee a self-assessment of his performance for the fiscal year;	• develops written background and supporting materials for review by the Committee prior to its meetings;
• attends the Committee’s meetings but is not present during executive sessions;	• attends the Committee’s meetings but is not present during executive sessions;
• attends an annual review by Mercer of our executive officer compensation compared to that paid by members of our peer group companies;	• attends an annual review by Mercer of our executive officer compensation compared to that paid by members of our peer group companies; and
• makes recommendations to the Committee about designs for and, if warranted, changes to our annual and long-term incentive programs;	• makes recommendations to the Committee about designs for and, if warranted, changes to our annual and long-term incentive programs.
• provides the Committee each year with an assessment of each executive officer’s performance compared to pre-established performance goals; and
• recommends annually to the Committee base salary adjustments, target award levels under the annual incentive plan, and long-term incentive awards.

With respect to the assessment of executive officers’ performance, at the beginning of each fiscal year, our executive officers provide our Chief Executive Officer with a list of their individual goals and objectives for the upcoming year. For executive officers in charge of one of our business segments, their individual goals include elements of corporate financial performance and business segment operational measures such as segment revenue growth and operating income. Our Chief Executive Officer approves these individual objectives at the beginning of the fiscal year, and then reviews them at the end of the fiscal year in order to determine whether an adjustment, if any, should be made to an individual executive officer’s payout under the annual incentive compensation program.

The Committee reviews our Chief Executive Officer’s recommendations regarding adjustments to payouts under the annual incentive compensation program and discusses them with Mercer. The Committee believes that this review helps ensure that our Chief Executive Officer’s compensation recommendations are in line with the executive compensation program’s stated philosophy and objectives, and are reasonable when compared to our competitive market.

Allocation of Executive Compensation

In line with our “paying for performance” philosophy, our executive compensation program is designed to allocate a greater proportion of our named executive officers’ total compensation (as compared to that for other employees) to elements that are based on both short-term and long-term corporate performance. Each of the performance-based elements of compensation within those categories is directly tied to appreciation of our share price and/or to significant financial and operational performance goals. More than one-half of the targeted total compensation for our executive officers is, therefore, “at risk” and may significantly fluctuate from year to year based on our financial, operational and share performance.

Stock options provide a return to the recipient only if our share price increases. The annual cash incentive compensation and long-term incentive compensation elements of our executive compensation program provide a return to our executive officers only if we meet certain financial and operational performance goals.

The total compensation mix for our named executive officers is consistent with the mix of compensation elements within our peer group. Our Chief Executive Officer receives a higher proportion of his total compensation allocated to performance-based components than non-performance-based components, and more allocated to equity-based compensation than cash-based compensation compared to our other named executive officers. This compensation mix approach is consistent with that used for chief executive officers within the peer group.

The Committee structures the program in this manner because executive officers have greater responsibility and influence over the performance of our business. The Committee does not have any formal policies or guidelines with respect to the allocation of executive compensation between short-term and long-term elements, cash and non-cash elements or different forms of non-cash elements. In practice, however, the Committee has taken the following approaches:

Allocation Between Short-Term and Long-Term Compensation Elements

The Committee considered the input, advice and recommendations from Mercer for fiscal year 2008 to set each named executive officer’s compensation for fiscal year 2008. For base salary, the Committee accepted Mercer’s recommendation to set a target for each named executive officer at approximately the median of either his or her comparable position within our peer group or salaries for similar positions at similarly-sized companies using salary survey data. The amount of target annual incentive compensation for each named executive officer was set such that each named executive officer’s base salary plus target annual bonus was approximately equal to the 65th percentile of peer group annual cash compensation for executive officers with comparable responsibilities. We chose this benchmark because our performance targets are estimated to be at the 65th percentile of the peer group performance over a business cycle. The Committee also reviewed peer group data in setting target long-term compensation, which includes both long-term incentive awards and stock options. Target long-term compensation was set for each named executive officer at approximately the 65th percentile of peer group long-term compensation.

Allocation Between Different Forms of Non-Cash Compensation Elements

Taking into account Mercer’s recommendation, the Committee allocates 50% of the total target value of each named executive officer’s long-term incentive compensation to stock options and 50% to long-term incentive performance shares. The Committee takes this approach to balance the allocation between performance shares, which are earned based on long-term financial, operational and strategic measures, and stock options, the value of which is based on long-term performance of our common shares. The Committee does not allocate an unbalanced percentage to stock options to avoid any appearance that the executive compensation program is a positive or negative indicator of current common share value or anticipated common share performance.

Analysis of Fiscal Year 2008 Compensation Decisions

Initial Process and Considerations

Each year, the Committee instructs the consultant to analyze the proxy statement data of our peer group of companies and other broad surveys and assess competitive market compensation data relating to salary, annual incentive and long-term incentive in the context of the purpose and objectives of the executive compensation program. The Committee provided Mercer with preliminary instructions regarding the objectives of the fiscal year 2008 executive compensation program and the parameters of the competitive review of executive total direct compensation programs to be conducted by Mercer. In particular, the Committee instructed Mercer to:

•	test both the competitiveness of our executive officer compensation packages within the market and the reasonableness of the packages given our performance relative to our peer group, as measured by diluted earnings per share and return on average capital;

•	benchmark all components of compensation, including base salary, total target compensation (base salary plus cash incentive compensation), total actual cash compensation and equity-based long-term incentive awards;

•	assess the continued applicability of our peer group;

•	assess the alignment between executive officer compensation and our financial performance; and

•	analyze our internal compensation model and guidelines and compare them to our peer group and actual compensation practices. For purposes of analyzing our performance against that of our peer group, the Committee instructed Mercer to organize its analysis around our business segments and general corporate executive positions.

The Committee then discussed Mercer’s assessment and its recommendations.

We established our peer group by selecting companies with revenues ranging in size from approximately one-half to two times our revenue, a significant portion of their business located or transacted internationally and a business focus on precision industrial manufacturing. Our peer group for fiscal year 2008 executive compensation decisions did not change from fiscal year 2007, and again consisted of:

• Actuant Corp.	• Graco Inc.
• Albany International Corp.	• Idex Corp.
• Ametek Inc.	• Kulicke & Soffa Industries Inc.
• Barnes Group Inc.	• Milacron Inc.
• Donaldson Inc.	• Novellus Systems Inc.
• Drew Industries Inc.	• Robbins & Myers Inc.
• Esterline Technologies Corp.	• Roper Industries Inc.
• Gerber Scientific Inc.	• Watts Water Technologies Inc.

Primary Compensation Allocation

Our total compensation program is designed to overall provide 65th percentile total compensation relative to the peer group for 65th percentile performance, but that specific elements may vary from the target positioning by individual. The consultant provides the Committee with benchmark data with respect to all elements of an executive officer’s total direct compensation: base salary, annual cash incentive compensation, and long-term equity-based incentive compensation. Included as benchmark data are longer-term reviews of our performance and compensation paid to our executive officers compared to that of our peer group. The Committee’s practice is to set performance levels that will be retained through a complete ten-year business cycle, not just for periods of one or three years. Therefore, it is expected that positioning of target performance levels relative to actual peer company performance will vary through a business cycle.

The following table summarizes the allocation, on a percentage basis, among the following primary elements of compensation for our named executive officers for fiscal year 2008: base salary; payouts under the annual cash incentive plan; performance share payouts for the 2006-2008 performance period under the long-term performance plan (valued using the fair market value of Nordson common shares on the date the payout is determined); and the grant date fair value of stock options granted in fiscal year 2008:

Element	Campbell	Hellman	Thaxton	Dunn	Groos	Keane

Base Salary	16.4%	25.0%	36.9%	26.3%	33.3%	22.8%
Annual Cash Incentive	32.7%	0.0%	40.5%	36.8%	33.3%	32.0%
Long-Term Incentive	50.9%	75.0%	22.6%	36.8%	33.3%	45.2%

Mr. Hellman did not participate in the annual cash incentive plan for fiscal year 2008 due to his retirement in January 2008.

Base Salary

In general, we pay base salaries each year to our named executive officers to recognize and reward their experience, expertise, level of responsibility, seniority, leadership qualities, advancement, individual accomplishment, and other significant contributions to the enhancement of shareholder value and our success. Paying competitive base salaries also helps us attract, motivate and retain highly-talented and ethical individuals.

The Committee established base salaries for fiscal year 2008 for each of the named executive officers after considering Mercer’s annual review of base salaries for comparable positions within our peer group and our Chief Executive Officer’s annual performance reviews of the named executive officers. For fiscal year 2008, the named executive officers received the base salaries included in the “Salary” column of the Summary Compensation Table for Fiscal Years 2008 and 2007 in this proxy statement. Those amounts reflect the following increases in base salaries compared to base salaries at the end of fiscal year 2007:

		Increase in $ from
	% Increase from	Fiscal Year 2007
Name	Fiscal Year 2007 Base Salary	Base Salary

Edward P. Campbell	3.4%	25,000
Peter S. Hellman	—	—
Gregory A. Thaxton	15.8%	30,000
Robert A. Dunn, Jr.	3.6%	12,000
Michael Groos	2.1%	10,445
John J. Keane	3.4%	10,000

Mr. Hellman retired as our President and Chief Financial and Administrative Officer on January 2, 2008 and did not receive an increase in his base salary for fiscal year 2008.

Mr. Groos’ base salary increase was 7,000 €. The Euro to US dollar conversion rate for this table was €1 = US$1.4921.

The Committee met in executive session to determine Mr. Campbell’s fiscal year 2008 base salary. Mr. Campbell did not offer the Committee any recommendation as to an adjustment to his base salary. The Committee’s salary decisions for each named executive officer was based on both the average increase being paid to all executive officers and the amount being paid to the named executive officer’s peer group counterparts, with an objective of moving each named executive officer’s base salary more toward the median base salary paid to their counterparts in our peer group. When establishing fiscal year 2008 base salaries for each of the named executive officers, the Committee also took into consideration the amounts it was setting as the named executive officer’s annual incentive compensation and long-term incentive compensation opportunities (as discussed further below). These actions produced the resulting proportions of base salary, annual incentive and long-term incentive opportunity shown in the table above for each of the named executive officers, and allowed the Committee to meet its general objective of setting total short-term compensation (base salary and annual incentive compensation) and long-term incentive compensation opportunities at the 65th percentile of total short-term and long-term incentive compensation paid to the peer group officers.

An additional element affecting compensation for Mr. Groos is that he operates in Europe and his cash compensation is paid in Euros. The strength of the Euro relative to the U.S. dollar has worked to increase Mr. Groos’ compensation relative to executives in our peer group who are paid in U.S. dollars.

Annual Incentive Compensation

We pay annual incentive compensation to help fulfill our philosophy of paying for performance. Our named executive officers earn annual incentive compensation only when we satisfy key performance criteria that are aligned with the investment interests of our long-term shareholders. When we achieve our performance goals, our shareholders should benefit in terms of their investment, and our named executive officers benefit by receiving annual incentive compensation. By tying annual incentive compensation achievement to the achievement of performance goals, the Committee views this portion of the named executive officers’ compensation as significantly “at risk,” and as a way to balance our short-term and long-term objectives. The annual incentive component of our compensation program also supports our core objective of providing total compensation opportunities to our named executive officers that are competitive within our talent market and help us attract, hire and retain outstanding executive talent.

In general, target annual cash incentive compensation opportunities are established by the Committee as a percentage of each named executive officer’s base salary and, in combination with base salary, are targeted at the 65th percentile of total short-term compensation paid by our peer group. For fiscal year 2008, the target annual cash incentive compensation opportunities for our named executive officers as a percentage of their base salaries were as follows: Mr. Campbell, 100%; Mr. Thaxton, 55%; Mr. Dunn, 70%; Mr. Groos, 50% and Mr. Keane, 70%. The Committee did not set a target annual cash incentive opportunity for Mr. Hellman given his pending (January 2008) retirement. Instead, under his retirement arrangement with us, Mr. Hellman was paid $66,554, representing a pro rata share of his target annual incentive compensation opportunity for fiscal year 2008 had he been employed through the end of fiscal year 2008, using his fiscal year 2007 80% of base salary target annual incentive opportunity to determine such amount.

The Committee also establishes the performance measures applicable for annual incentive compensation opportunities. The degree of achievement of annual incentive opportunities is determined based on the degree to which we achieve specific quantifiable performance targets established by the Committee for each applicable performance measure. The specific performance targets for the annual cash incentive plan reflect our annual short term operating plan objectives. In this way, the Committee directly and materially links annual cash incentive compensation to achievement in the performance measures. In the Committee’s judgment, annual performance targets are set with sufficient difficulty to produce performance above the median level with the intent of our shareholders receiving an above-average return on our investment in executive compensation.

For fiscal year 2008, based on its review of Mercer’s analysis and assessment, the Committee established two performance measures by which to measure annual incentive compensation achievement and payouts: return on capital and diluted earnings per share growth. The Committee considers earnings per share growth and return on capital to be performance measures critical to our financial performance and profitable growth because each of these measures offers the proper balance between growth and profitability. As a result, the Committee has weighted each performance measure evenly in terms of determining annual incentive compensation payouts. More specifically:

•	Return on capital measures the amount of profitability per unit of capital invested by management to generate earnings and is also easily compared to peer group companies’ performance. Under the Committee’s methodology of calculating return on capital, a capital charge is applied to unamortized goodwill, and capital is net of cash, marketable securities and unamortized goodwill.

•	Diluted earnings per share growth measures the rate at which management has succeeded in increasing the profits per unit of ownership by shareholders. Earnings per share growth is easily compared among peers and the measure is commonly used by the investment community to communicate performance. The formula we utilize for diluted earnings per share is net income divided by weighted average common diluted shares outstanding.

The Committee believes the choice of these performance measures aligns the interests of our named executive officers with those of our shareholders because achieving greater return on capital and earnings per share growth over time will drive improved shareholder return and foster maximum value for our assets.

For fiscal year 2008, the Committee established threshold, target and maximum quantitative performance levels for each performance measure as follows:

Measure	Threshold	Target	Maximum

Return on Capital	6%	15%	23%
Diluted Earnings Per Share Growth	0%	8%	16%

For the diluted earnings per share performance measure, the corresponding diluted earnings per share levels were: threshold — $2.76 per share; target — $2.98 per share; and maximum — $3.20 per share. Actual performance for the diluted earnings per share performance was $3.43 per share and actual performance for the return on capital performance measure was 27%.

The following table sets forth the following information for fiscal year 2008 annual incentive compensation for each of our named executive officers: potential payout for achievement of each performance measure at threshold, target and maximum levels; corporate performance against combined target levels; actual payout as a percentage of target annual incentive compensation opportunity; and actual payouts (rounded to the nearest thousand dollars):

							Corporate
	Potential Payout ($)			Potential Payout ($) for			Performance
	for Return on Capital			Diluted Earnings per Share			Against
	Performance Measure			Performance Measure			Target
Name	Threshold	Target	Maximum	Threshold	Target	Maximum	(%)	Payout ($)

Edward P. Campbell	191,250	382,500	765,000	191,250	382,500	765,000	200%	1,530,000
Gregory A. Thaxton	30,250	60,500	121,000	30,250	60,500	121,000	200%	242,000
Robert A. Dunn, Jr.	60,550	121,100	242,200	60,550	121,100	242,200	200%	484,000
Michael Groos(1)	63,601	127,201	254,401	63,601	127,201	254,401	200%	509,000
John J. Keane	52,500	105,000	210,000	52,500	105,000	210,000	200%	420,000

(1)	The dollar amount of Mr. Groos’ payment reflects the average annual Euro — U.S. dollar exchange rate for fiscal year 2008: €1 = US$ 1.4921.

Based on our achieving performance that exceeded the specific quantitative maximum performance levels established for each performance measure, and after considering Mercer’s and Mr. Campbell’s analysis and assessment, the Committee determined individual payouts under the annual incentive compensation plan for Messrs. Thaxton, Dunn, Groos and Keane would be at the maximum amount. The Committee did not exercise any discretion to adjust downward the payout based on individual executive officer performance.

For Mr. Campbell, the Committee also considered Mr. Campbell’s involvement in leading the company to achieve the following performance records:

•	Revenue grew to a record $1.1 billion, an increase of 13 percent over fiscal year 2007 revenue;

•	Operating income grew to a record $190.3 million, an increase of 25 percent over fiscal year 2007 operating income;

•	Operating margin grew to 17% of sales, an increase of 2 percent over fiscal year 2007 operating margin;

•	Diluted earnings per share grew to a record $3.43, an increase of 29 percent over fiscal year 2007 diluted earnings per share;

•	Return on invested capital was a record 23%; and

•	Total selling and administrative expenses as a percent of sales was less than 40% of sales for the first time since 1980.

The amount of cash incentive compensation paid to each named executive officer for fiscal year 2008 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal Years 2008 and 2007 in this proxy statement.

Long-Term Incentive Compensation

We pay long-term incentive compensation to also help fulfill our philosophy of paying for performance. As with our short-term incentive compensation, our named executive officers earn long-term incentive compensation only when we satisfy key performance criteria that are aligned with the investment interests of our long-term shareholders. Due to this “at risk” form of compensation, when we achieve our long-term performance goals, our shareholders should benefit in terms of their investment, and our named executive officers will benefit by receiving their long-term incentive compensation. The long-term incentive component of our compensation program also supports our core objective of providing total compensation opportunities to our named executive officers that are competitive within our talent market and help us attract and retain outstanding executive talent.

Our named executive officers receive long-term incentive compensation consisting of both long-term incentive awards in the form of three-year performance share opportunities and stock options. The measures we set for the three-year performance period are based on our long-term strategic objectives. Performance share awards and stock options work together to align the long-term financial interests of our executive officers with those of our long-term shareholders. In general, the Committee bases the target amount of the long-term incentive awards and the number of stock options granted to our named executive officers on similar compensation for persons holding comparable positions within our peer group, as reflected in Mercer’s annual peer group analysis and assessment.

Long-Term Incentive Plan

Fiscal Year 2006-2008 Performance Period.  Based upon Mercer’s annual assessment and review, the Committee established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2006-2008 performance period:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	5%	7.5%	14%
Cumulative Revenue Growth	5%	7.5%	14%

For the cumulative earnings per share growth measure, the corresponding cumulative earnings per share levels were: threshold — $6.82 per share; target — $7.15 per share; and maximum — $8.08 per share. For the cumulative revenue growth measure, the corresponding revenue levels were: threshold — $2,777,900,000; target — $2,914,500,000; and maximum — $3,290,600,000.

These measures were chosen because they offer a balance between growth and profitability. As a result, the Committee weighted each performance measure evenly in terms of determining 2006-2008 performance period payouts. More specifically,

•	Cumulative earnings per share growth measures the rate at which management has succeeded in growing profits on a sustained basis over a three-year period. It is the constant percentage by which earnings per share would need to grow over a base period amount during a three-year period such that the sum of earnings per share calculated at such constant growth rate for such three years is equal to the sum of the actual earnings per share earned over the same three-year period. It is a superior measure of sustained earnings growth because it is influenced by the earnings performance during each year of the performance period rather than simply a compound growth rate that compares the final year’s earnings to the base period amount.

•	Cumulative revenue growth is a similar measure to cumulative earnings per share growth except that it measures the rate at which management has succeeded in growing revenue on a sustained basis over a three-year period. While the growth in profits and profitability are of primary importance, management is also expected to grow our size and scale, and cumulative revenue growth is an effective measure of their success in doing so.

The Committee believes these two measures together align the interests of our named executive officers with those of our shareholders because achieving sustained earnings per share growth and revenue growth over time will drive improved shareholder return and foster maximum value for our assets.

For the fiscal year 2006-2008 performance period, which has just come to a close, performance exceeded the maximum performance level for cumulative earnings per share growth and was between target and maximum performance level for cumulative revenue growth during the three-year period. Cumulative earnings per share for the three-year period were $8.89, which is equivalent to a constant annual growth rate of 19.3% over the three-year performance period after adjusting for the change in accounting for the expensing of stock options. Cumulative revenue for the three-year period was $3,016.6 million, which is equivalent to a constant annual growth rate of 9.3% over the three-year performance period. We included revenue from discontinued operations during the years in which we owned these operations. In calculating cumulative earnings per shares growth, we reduced both base year and fiscal year 2005 diluted earnings per share by $.08 to reflect on a consistent basis the effect of the accounting charge for stock options that began with fiscal year 2006.

In determining the actual payout of performance shares for the 2006-2008 performance period we reviewed the actual performance against the pre-established threshold, target and maximum measures for each performance element. The following table sets forth the following information for the 2006-2008 performance period for each of our named executive officers: potential payout (in number of shares) at threshold, target and maximum levels; corporate performance as a multiple of the target level; and actual payouts (rounded to the nearest whole share):

				Performance
	Potential Payout (# Shares)			as Multiple of	Payout
Name	Threshold	Target	Maximum	Target	(# Shares)

Edward P. Campbell	13,000	26,000	52,000	1.64	42,536
Peter S. Hellman(1)	4,333	8,667	17,333	1.64	14,179
Gregory A. Thaxton(2)	300	600	1,200	1.64	982
Robert A. Dunn, Jr.	2,350	4,700	9,400	1.64	7,689
Michael Groos	2,800	5,600	11,200	1.64	9,162
John J. Keane	3,250	6,500	13,000	1.64	10,634

(1)	The potential payouts for the fiscal year 2006-2008 performance period represent Mr. Hellman’s proportionate share of the fiscal year 2006-2008 payout. Under the Compensation Committee Rules governing the Long Term Incentive Plan, Mr. Hellman’s proportionate share of the fiscal year 2006-2008 payout is determined by multiplying the payout by a fraction, the numerator which is the number of months Mr. Hellman was employed as an executive officer during the performance period (28 months) and the denominator being 36 months.

(2)	Mr. Thaxton’s payout is based on an award made prior to his being elected an executive officer.

Fiscal Year 2007-2009 Performance Period.  Using the same process as was used to establish the threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2006-2008 performance period, the Committee has established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2007-2009 performance period:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	5%	7.5%	14%
Cumulative Revenue Growth	5%	7.5%	14%

For the cumulative earnings per share growth measure, the corresponding cumulative earnings per share levels are: threshold — $8.77 per share; target — $9.20 per share; and maximum — $10.39 per share. For the cumulative revenue growth measure, the corresponding revenue levels are: threshold — $2,973,200,000; target — $3,119,400,000; and maximum — $3,522,000,000.

The following table provides information for the fiscal year 2007-2009 performance period:

	Potential Payout (# Shares)
Name	Threshold	Target	Maximum

Edward P. Campbell	11,200	22,400	44,800
Peter S. Hellman	1,700	3,400	6,800
Gregory A. Thaxton	1,275	2,550	5,100
Robert A. Dunn, Jr.	2,800	5,600	11,200
Michael Groos	2,400	4,800	9,600
John J. Keane	2,800	5,600	11,200

The Committee anticipated Mr. Hellman’s retirement by granting Mr. Hellman fewer long-term incentive plan shares at the beginning of the fiscal year 2007-2009 performance period. Consequently, no reduction in the potential payout will be required as a result of his retirement.

In February 2008, Mr. Dunn was promoted to Senior Vice President. At the time of his promotion and to bring Mr. Dunn to the target performance level established for our other Senior Vice President, John J. Keane, Mr. Dunn was awarded an additional 1,500 shares under the long-term incentive plan which shares are included in the table above.

Fiscal Year 2008-2010 Performance Period.  Again, using the same process as was used to establish the threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2007-2009 performance period, the Committee has established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2008-2010 performance period:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	5%	7.5%	14%
Cumulative Revenue Growth	5%	7.5%	14%

For the cumulative earnings per share growth measure, the corresponding cumulative earnings per share levels are: threshold — $9.14 per share; target — $9.59 per share; and maximum — $10.82 per share. For the cumulative revenue growth measure, the corresponding revenue levels are: threshold — $3,289,000,000; target — $3,451,000,000; and maximum — $3,896,000,000.

Any payouts for the fiscal year 2008-2010 performance period will be in the form of unrestricted shares. The following table provides information for the fiscal year 2008-2010 performance period:

	Potential Payout (# Shares)
Name	Threshold	Target	Maximum

Edward P. Campbell	9,825	19,650	39,300
Peter S. Hellman	—	—	—
Gregory A. Thaxton	1,225	2,450	4,900
Robert A. Dunn, Jr.	2,418	4,835	9,670
Michael Groos	2,075	4,150	8,300
John J. Keane	2,418	4,835	9,670

The Committee did not grant Mr. Hellman any performance shares for the 2008-2010 performance period with his pending retirement in January 2008.

Stock Options

Stock options represent the high-risk and potential high-return component of our total long-term incentive program, as the realizable value of each option can fall to zero if the share price is lower than the exercise price established on the date of grant. The size of stock option grants for our executive officers is based primarily on the target dollar value of the award translated into a number of underlying shares based on the estimated economic value on the date of grant, as determined using the Black-Scholes option pricing formula. As a result, the number of shares underlying stock option awards will typically vary from year to year, as it is dependent on the price of our common stock on the date of grant. The stock options also function as a retention incentive for executive officers as the options vest ratably over the four-year period following the date of grant.

The Committee uses Mercer’s annual analysis and assessment to set the target dollar values of long-term incentives at the 65th percentile of similar compensation awarded by the peer group. The Committee sets the value of stock options to be granted at approximately 50% of the value of total long-term incentives granted to each named executive officer, with the other 50% being granted in the form of performance shares.

The following table provides the number of stock options granted to our named executive officers in fiscal year 2008:

	Options	Grant Date
Name	(# Shares)	Fair Value ($)

Edward P. Campbell	55,750	809,490
Peter S. Hellman	—	—
Gregory A. Thaxton	6,800	98,736
Robert A. Dunn, Jr.	13,800	200,376
Michael Groos	11,700	169,884
John J. Keane	13,800	200,376

The Committee did not grant Mr. Hellman stock options for fiscal year 2008, but instead, during its December 5, 2007 meeting, awarded Mr. Hellman a cash payment of $125,000, representing the lost economic value of the stock option grant Mr. Hellman would have received for fiscal year 2007 had he retired in February 2007 as he initially intended. The lost economic value was determined using the estimated fiscal year 2007 stock option grant that Mr. Hellman would have received for fiscal year 2007 (29,335 shares); the portion of that grant that would have vested on December 5, 2007 (7,334 shares) and applying a Black-Scholes value of $17.22 per share. This payment was made concurrent with the payment of Mr. Hellman’s fiscal year 2008 cash bonus on January 11, 2008. At the request of the Board of Directors, Mr. Hellman continued to serve as President and Chief Financial and Administrative Officer from February 28, 2007 through January 2, 2008.

The Committee does not grant long-term incentive awards or stock options to our executive officers in anticipation of the release of significant positive earnings announcements or other material non-public information likely to result in changes to the price of our common shares. Similarly, the Committee does not time the release of material non-public information based on stock option grant dates. Since the fiscal year 2006 stock option grant, the grants are subject to (1) profit disgorgement provisions (commonly known as a “clawback”) when an executive officer acts inconsistently with the non-compete provision of his employee agreement following termination of employment, or (2) forfeiture in the event an executive officer’s employment is terminated due to a criminal act, fraud or other such behavior inconsistent with our Code of Business and Ethical Conduct. The invoking of the clawback or forfeiture provision is solely at the Committee’s discretion. To date, the Committee has not had the need to exercise its discretion in seeking profit disgorgement or forfeiture from any former executive officer.

Fiscal Year 2009 Compensation Actions

At the Committee’s December 4, 2008 meeting, the Committee also established 2009 fiscal year base salaries and incentive compensation targets. The base salary increases for the named executive officers ranged from 2.1% to 20%. Subsequent to this action, and in response to management’s recommendation that all employee merit increases for 2009 be deferred in response to global financial and economic conditions, the Committee rescinded the merit portion of the base salary increases for the named executive officers, effective December 12, 2008. The Committee did maintain a 15% increase to Mr. Thaxton’s base salary in consideration of Mr. Thaxton’s current base salary being in the lower quartile compared to his peer group.

Performance targets for the annual incentive plan were established using the process discussed above under the caption “Annual Incentive Compensation.” As was the case in fiscal year 2008, the measures are earning per share growth and return on capital:

Measure	Threshold	Target	Maximum

Return on Capital	6%	15%	23%
Diluted Earnings Per Share Growth	0%	10%	20%

For the diluted earnings per share performance measure, the corresponding diluted earnings per share levels were: threshold — $3.43 per share; target — $3.77 per share; and maximum — $4.12 per share.

For fiscal year 2009, the specific performance levels that the Committee established for the earnings per share growth and return on capital performance measures are substantially uncertain to be achieved. The threshold-level goals are generally established to be stretch but attainable goals. To us, this means that, in light of our historical performance, although attainment of this performance level is uncertain, it can reasonably be anticipated that threshold performance may be achieved for fiscal year 2009, while the target and maximum levels represent increasingly challenging and aggressive levels of performance. To provide further context, we achieved the following annual incentive compensation results during the past three years: for earnings per share growth, threshold performance in 2005, maximum performance in 2006, slightly above target performance in 2007 and maximum performance in 2008; and for return on capital, threshold performance in 2005, just below maximum performance in 2006, target performance in 2007 and maximum performance in 2008.

The Committee also established the following threshold, target, and maximum cumulative earnings per share growth and cumulative revenue growth performance measures for the fiscal year 2009-2011 Long-Term Incentive Plan performance period:

Measure	Threshold	Target	Maximum

Cumulative Earnings Per Share Growth	4%	8%	14%
Cumulative Revenue Growth	5%	7.5%	14%

For the cumulative earnings per share growth measure, the corresponding cumulative earnings per share levels were: threshold — $11.14 per share; target — $12.03 per share; and maximum — $13.45 per share. For the cumulative revenue growth measure, the corresponding revenue levels were: threshold — $3,723,000,000; target — $3,906,000,000; and maximum — $4,411,000,000.

The Committee has generally reviewed, analyzed and discussed our executive compensation incentive programs in the context of how the current global economic and financial situation might affect the program and concluded that no modifications to the executive compensation programs need to be made at this time. Furthermore, the Committee does not believe that any aspects of the incentive compensation program encourage the named executive officers to take unnecessary and excessive risks.

Other Benefits and Compensation

For fiscal year 2008, our named executive officers also participated in the non-cash benefit and compensation programs discussed below. We offer these programs to our named executive officers to provide competitive fringe benefits, to help us attract, hire and retain talented executive employees and to provide an incentive for our employees to save for their retirement income needs.

Medical, Disability and Life Insurance Benefits (Welfare Benefits)

We sponsor a health care plan for U.S.-based employees that provides medical, vision and dental insurance and prescription drug coverage. We also offer group life insurance and short- and long-term disability plans that cover all U.S. non-union employees. Mr. Groos’ welfare benefits are mandated by German social law and include health insurance and participation in statutory social security and pension plans, as further discussed above.

Retirement Benefits

401(k) Plan.  We sponsor a 401(k) tax-qualified retirement savings plan for U.S.-based employees. All of our employees who work a minimum of 1,000 hours in a calendar year are eligible to participate in the 401(k) plan immediately upon employment. Our named executive officers participate in the 401(k) plan on the same basis as other employees.

We match employee contributions $0.50 on the dollar for the first 6% of contributed compensation. We believe the matching contribution helps us compete effectively for management talent because many other companies offer a similar match. Employee contributions to the 401(k) plan vest immediately, while matching contributions vest in increments based on years of service, with participants being fully vested after three years of service.

For fiscal year 2008, our match for each named executive officer was as follows:

401(k)
Name	Match ($)

Edward P. Campbell	5,718
Peter S. Hellman	7,419
Gregory A. Thaxton	6,753
Robert A. Dunn, Jr.	6,900
Michael Groos	—
John J. Keane	6,900

As an employee of Nordson Deutschland GmbH, Mr. Groos does not participate in the 401(k) plan. Instead, Mr. Groos participates in a Nordson Deutschland GmbH pension plan that is described in the narrative to the Pension Benefits for Fiscal Year 2008 table in this proxy statement. The amounts of our matching contributions to the 401(k) accounts of our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Years 2008 and 2007 in this proxy statement.

Deferred Compensation Plan.  We sponsor a non-qualified unfunded and unsecured deferred compensation plan for U.S.-based executive officers. We believe this type of plan helps us compete effectively for executive talent because many other companies offer this type of plan.

The primary benefit to participants of the deferred compensation plan is that most taxes are deferred on deferred amounts until the plan account balance is distributed, so savings accumulate on a pre-tax basis. Prior to the beginning of each fiscal year, our named executive officers may elect to defer up to 100% of their base salary and cash incentive compensation, including their long-term incentive payout. There is no maximum dollar limit on the amount that may be deferred each year. Participants can select from a number of investment alternatives, including equity and fixed income alternatives. For interest earning investments, the deferred cash amounts earn interest that is compounded quarterly on the last day of each fiscal quarter. The applicable interest rate, which is not considered to be an “above market” interest rate, is determined as of the beginning of each fiscal year. Distributions are made in either a lump sum or installments based upon the participant’s election.

The Internal Revenue Service places limits on amounts that “highly compensated employees,” such as our named executive officers, may contribute to 401(k) plans. Correspondingly, because of these limits, matching contributions to the 401(k) plan accounts of highly compensated employees in fiscal year 2008 were limited. In order to restore any matching contribution amount that may have been forgone by our named executive officers because of this limitation, we provide named executive officers the opportunity to capture this potentially lost match. This restoration match is made to the named executive officers who defer all or a portion of their base salary under our deferred compensation plan.

During fiscal year 2008, the amounts deferred by each named executive officer and our matching contribution on those amounts were as follows:

	Amount	Company
Name	Deferred ($)	Match ($)

Edward P. Campbell	2,971,424	58,471
Peter S. Hellman	50,091	32,700
Gregory A. Thaxton	21,061	1,388
Robert A. Dunn, Jr.	301,116	16,197
Michael Groos	—	—
John J. Keane	165,750	12,498

Mr. Groos’ participates in a deferred compensation arrangement with Nordson Deutschland GmbH. Nordson Deutschland GmbH does not provide a match under this arrangement. A detailed description of our current and historical deferred compensation plans and information regarding contributions to those plans is provided in the Non-Qualified Deferred Compensation for Fiscal Year 2008 table and the accompanying narrative and footnotes in this proxy statement.

Defined Benefit Pension Plan.  We sponsor a tax-qualified pension plan for U.S.-based salaried employees — the Nordson Corporation Salaried Employees Pension Plan. The pension plan is designed to work together with social security benefits to provide employees with 30 years of service with retirement income that is approximately 55% of eligible compensation, subject to the Internal Revenue Service maximum monthly benefit.

For employees of our international subsidiaries, we provide pension or retirement benefits in accordance with local statutory requirements or practice. A detailed description of our pension plans for U.S.-based employees is provided in the narrative and footnotes to the Pension Benefits for Fiscal Year 2008 table in this proxy statement.

Supplemental Executive Retirement Plan (Defined Benefit).  The Supplemental Executive Retirement Plan (Defined Benefit) is an unfunded, non-qualified plan that provides benefits similar to the qualified defined benefit pension plan, but without the Internal Revenue Code earnings limitations. This plan is designed to provide retirement benefits to U.S.-based eligible participants as a replacement for those retirement benefits reduced by regulations under the Internal Revenue Code. Together, the pension plan and supplemental executive retirement plan are intended to provide the executive officers with retirement income equivalent to that provided to all other employees under the pension plan.

As part of the incentive for Mr. Campbell to leave his former employer, we agreed to provide him with supplemental pension benefits in order to restore some of the benefits he would have received if he had remained with his former employer. Mr. Campbell is a participant in the pension plan, but his benefits will be supplemented to recognize his prior service with his former employer. His “average annual compensation” will be determined as the average of his compensation during his 36 consecutive highest paid months (instead of 60), and he will be eligible for the full pension benefit at age 60. He may retire prior to age 60, commencing at age 55, but his benefit will be reduced 5% per year for retirement before age 60. His benefit will also be reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had eleven years of employment with his former employer. The value of this benefit is included in the Pension Benefits for Fiscal Year 2008 table of this proxy statement. On December 10, 2008, the Committee approved a letter agreement with Mr. Campbell incorporating the agreement to provide Mr. Campbell with this supplemental pension benefit as well as the incorporation of provisions designed to bring the supplemental pension benefit arrangement into compliance with Section 409A of the Internal Revenue Code.

Mr. Groos participates in a supplemental pension plan sponsored by Nordson Deutschland GmbH, our wholly-owned subsidiary, as part of his employment agreement with Nordson Deutschland GmbH. Under the terms of the plan, Nordson Deutschland GmbH has agreed to accelerate Mr. Groos’ age 65 normal retirement date by one-half year, for each year Mr. Groos remains employed beyond age 50. Therefore, at age 60,

Mr. Groos would be entitled to retire with an age 65 pension benefit. Mr. Groos does not receive any benefits under this supplemental plan if he retires prior to attaining age 60. The Committee approved the plan in order to retain Mr. Groos’ services through age 60. Mr. Groos is age 57 as of the date of this proxy statement.

Change-in-Control Severance Agreements

The Committee believes that the occurrence, or potential occurrence, of a change-in-control transaction in which we are the target could create substantial uncertainty regarding the continued employment of our named executive officers. In order to attract and retain top executive talent, the Committee believes that we must agree to provide certain benefits and compensation if an executive officer’s employment or service is terminated without cause in connection with a change-in-control. Equity awards granted to executives provide for accelerated vesting, or lapse of restrictions, upon a change-in-control. The Committee believes that accelerating these equity awards upon a change-in-control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the executives will remain with us after becoming aware of a pending or threatened change-in-control, and due to the increased likelihood that executives may be terminated by a successor through no fault of their own.

In addition, we believe that a termination by the executive for good reason may be conceptually the same as a termination by us without cause in certain circumstances. Recognizing that, in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate our named executive officers’ employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances as well.

In fiscal year 2008, the Compensation Committee initiated a review of our change-in-control employment agreements with our executive officers to (1) determine if the benefits afforded to executive officers upon a change-in-control were competitive with respect to the peer group and (2) to ensure the employment agreements conformed to the rules and guidance under Internal Revenue Code Section 409A with respect to deferred compensation payments. Based on the results of the review and the recommendations of Mercer with respect to the competitiveness of our post-change-in-control executive compensation and severance benefits, the Compensation Committee, on December 10, 2008, approved Change in Control Retention Agreements for our executive officers other than Mr. Campbell. These retention agreements replaced the employment agreements previously entered into with executive officers. The retention agreements define the total compensation opportunity for executive officers for the two-year period following a change-in-control and severance benefits that would be made in the event that the executive was to be terminated within the two-year retention period without cause or for good reason, each as defined in the retention agreement. With respect to Mr. Campbell, the Committee did not replace the employment agreement entered into between Mr. Campbell and us on October 30, 1998 as the severance payments due upon a post-change-in-control termination without cause or for good reason were consistent with that of the Change in Control Retention Agreement. However, Mr. Campbell’s agreement was amended on December 10, 2008 to ensure his agreement conformed to the rules and guidance under Internal Revenue Code Section 409A with respect to deferred compensation payments and, consistent with Change in Control Retention Agreements, to remove the obligation to mitigate (seek other employment and offset the severance payment with compensation from new employment) in the event of a severance qualifying termination of employment.

We believe our change-in-control policy is consistent with that of companies disclosing such provisions as reported in public filings and as periodically reported in various surveys. The Committee considers the salary and incentive compensation amounts offered under the retention agreements to be reasonable and appropriate for executive officers who may not be in a position to obtain readily comparable employment. We do not believe that named executive officers should be entitled to receive cash severance benefits merely because a change-in-control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment.

Mr. Campbell’s Severance Arrangement

With respect to Mr. Campbell, at the time he was elected our chief executive officer, the Committee provided Mr. Campbell with an assurance that he would receive severance equal to two times his base salary and annual cash incentive in the event his employment was involuntarily terminated. These payments will be grossed-up in the event excise taxes are levied on the payments. The Committee provided this benefit based on the benefit afforded Mr. Campbell’s predecessor and for purposes of retaining Mr. Campbell’s services as chief executive officer. On December 12, 2007, the Committee clarified its assurance, providing that the severance payment would be made only for a termination without cause. “Cause” for this purpose is defined as committing an act of fraud, embezzlement, theft or other similar criminal act constituting a felony and involving company business. In addition, the Committee clarified that the severance arrangement does not apply in the event of a termination of Mr. Campbell’s employment following a change-in-control. In that case, the severance provision of Mr. Campbell’s employment agreement would be operative. On December 10, 2008, the Committee approved a letter agreement with Mr. Campbell reflecting the Committee’s December 12, 2007 clarifications, as well as the incorporation of provisions designed to bring the severance arrangement into compliance with Section 409A of the Internal Revenue Code.

For a more detailed description of the severance and other benefits payable upon termination or a change-in-control, refer to the narrative and footnotes accompanying the Potential Payments Upon Termination or Change-in-Control tables of this proxy statement.

EXECUTIVE PERQUISITES

During fiscal year 2008, we provided various executive perquisites to each of our named executive officers. We provided these perquisites to promote the business objectives facilitated by each perquisite described below and to reward our named executive officers for their experience, expertise, level of responsibility, seniority, leadership qualities and advancement. We also use these perquisites to help ensure that our executive compensation program remains competitive to help us attract and retain top executive talent. Attributed costs of these perquisites for our named executive officers during fiscal year 2008 are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Years 2008 and 2007 in the next major section of this proxy statement.

Private Clubs.  We reimburse Messrs. Campbell and Keane for expenses associated with private club memberships. In addition, we provide all named executive officers with memberships to airline travel clubs. We provide these memberships to encourage entertainment of business colleagues and customers, engaging in social interaction with peers from other companies, local leadership and the community and holding business meetings at offsite locations.

Financial Planning, Tax Preparation and Estate Planning.  We pay or reimburse our executive officers for financial, estate and tax planning and tax preparation fees and expenses. Beginning in fiscal year 2008, the maximum reimbursement is $5,000 per calendar year. We provide this perquisite to assist our named executive officers in obtaining high-quality financial counseling enabling them to concentrate on business matters rather than on personal financial planning.

Executive Physicals.  We pay for annual physicals for U.S.-based named executive officers. Mr. Groos does not receive a corresponding benefit. We provide this perquisite as part of the overall preventive medicine program to help promptly identify and address medical issues and to preserve our investment in the named executive officers by encouraging them to maintain healthy lifestyles and be proactive in addressing actual or potential health issues.

Automobiles.  We do not provide company cars to executive officers, except for Mr. Groos, and do not reimburse for business mileage driven by executive officers. Instead, we provide executive officers a car allowance. For Mr. Campbell, the allowance was $16,000 for fiscal year 2008. For other executive officers, the allowance for fiscal year 2008 was $12,000. Mr. Groos is provided a company car, as that benefit is typically provided in Germany to senior executives at Mr. Groos’ level. The value of Mr. Groos use of a company car in fiscal year 2008 was $28,889.

EQUITY GRANT POLICY

Our Board of Directors has delegated to the Committee the authority to grant equity awards to executive officers under our current equity plan. It is the Committee’s policy that neither the Committee nor members of our management shall backdate or manipulate any equity awards, or manipulate the timing of public releases of material information or equity awards with the intent of benefiting any award recipient. The Committee believes establishing fixed dates for equity grants is an important measure to ensure the integrity of the equity grant process.

We grant equity-based awards under the shareholder-approved 2004 Nordson Corporation Long-Term Performance Plan. Awards are effective on the date that the Committee approves the award. The Committee has delegated limited authority to our Chief Executive Officer to approve equity awards, excluding grants made to executive officers. Equity grants approved by our Chief Executive Officer in any quarter will be effective the first day of the month following public disclosure of quarterly earnings for that quarter. In the event the effective date of the grant is a Saturday, Sunday or holiday, the effective date of grant will be the first subsequent day our common shares are traded. Such grants will be reported to the Committee at the Committee’s next regularly scheduled meeting. In fiscal year 2008, Mr. Campbell did not approve any stock option or restricted share grants.

There were 843,000 Nordson common shares available for grant under the Long-term Performance Plan as of October 31, 2008. All outstanding and unvested options become fully exercisable, and restrictions on any granted shares lapse, upon a change-in-control. Outstanding option awards are forfeited if a named executive officer is terminated for a violation of our Code of Business and Ethical Conduct or competes with us within one year of departure.

SHARE OWNERSHIP GUIDELINES

Effective October 7, 2005, and after a thorough review of survey data of equity ownership practices of those companies in the peer group provided by Mercer and other national surveys, we set share ownership requirements for our executive officers to emphasize our executive compensation program’s objective of aligning the individual financial interests of our executive officers with the investment interests of our long-term shareholders. We require our executive officers to own the following amount of our common shares:

Chief Executive Officer	5 times base salary
President (if other than the CEO)	3 times base salary
Other Executive Officers	2 times base salary

Newly elected or promoted executive officers will have up to five years to meet the ownership requirements after their election or promotion, or in the case of executive officers in office at the time we adopted the ownership requirements, within five years of the date of adoption. The share ownership requirements are available for review at www.nordson.com/corporate/governance.

Executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not shown progress (as subjectively determined by the Committee) toward the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of options, lapse of transfer restrictions on restricted shares or long term incentive share awards, net of shares tendered to cover the exercise price of the options or taxes due on the exercise of the options or the lapse of a restriction period until the share ownership requirement is achieved or there is progress towards the ownership requirement. The Committee reviews annually the actual stock ownership of each executive officer compared to the applicable stock ownership guideline, including the number of vested stock options, deferred stock equivalent units in deferred compensation plans and stock ownership in the Nordson Corporation Employee Stock Ownership Plan, each of which count as valid forms of stock ownership under the ownership guidelines.

The Committee expects the executive officers in office at the time the Guidelines were established to achieve their respective share ownership requirements by the end of fiscal year 2010. The Committee has concluded that executive officers that have been elected since the adoption of the Guidelines are making progress toward fulfillment of their respective ownership requirements by taking actions such as deferring long-term performance plan share grants, exercising and holding net stock option grants and increasing account balances in the 401(k) Nordson Stock Fund.

ACCOUNTING AND TAX CONSIDERATIONS

The Committee continuously reviews and evaluates the impact of tax laws, accounting changes and similar factors affecting our executive compensation program. For example, our recent adoption of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment,” which results in recognition of compensation expense for stock incentives, and the recent enactment of Section 409A of the Internal Revenue Code, which impacts deferred compensation arrangements, are considered as we contemplate future changes to the program.

In addition, the Committee attempts to structure the program to maximize its ability to deduct compensation payments for tax purposes. The Committee takes into account whether particular elements are “performance-based” compensation under Section 162(m) of the Internal Revenue Code. Section 162(m) sets a limit of $1,000,000 on the amount we can deduct for compensation paid to each of the chief executive officer and the three other most highly compensated executive officers other than the chief financial officer. This limit does not apply to compensation that qualifies as “performance-based” compensation under Section 162(m). Base salary does not qualify as “performance-based” compensation under Section 162(m). The Committee attempts to ensure that incentive compensation qualifies as fully deductible “performance-based” compensation. The Committee has established a requirement that executive officers will defer base salary and payouts under the annual cash incentive plan and long-term incentive plan to avoid the loss of deductibility by us to the extent that non-performance-based compensation under Section 162(m) exceeds $1,000,000.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy statement. Based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s definitive proxy statement on Schedule 14A and incorporated by reference into the company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008, each as filed with the Securities and Exchange Commission.

Compensation Committee

Stephen R. Hardis, Chairman
Joseph P. Keithley
Michael J. Merriman, Jr.
William L. Robinson
Benedict P. Rosen
January 16, 2009

SUMMARY COMPENSATION FOR FISCAL YEARS 2008 AND 2007

The following narratives, tables, footnotes and supplemental tables present the components of total compensation for our named executive officers for the fiscal years ended October 31, 2008 and October 31, 2007. Also described below are the contracts, plans, and arrangements providing for payments to our named executive officers in connection with a termination of their employment with us, including in connection with a change-in-control of the company. The value realized by the named executive officers in fiscal year 2008 from exercised stock options and vested restricted shares presented in the Option Exercises and Stock Vested During Fiscal Year 2008 table in this proxy statement. Target annual and long-term incentive awards for fiscal year 2008 are presented in the Grants of Plan-Based Awards During Fiscal Year 2008 table of this proxy statement.

The individual components of the total compensation reflected in the Summary Compensation Table are:

•	Salary. Base salary earned by a named executive officer during fiscal years 2008 and 2007. Any amount of base salary deferred by a named executive officer is identified in footnote 1 to the table below.

•	Bonus. Other than the cash payment to Mr. Hellman as described in the Compensation Discussion and Analysis and in footnote 2 accompanying the table below, we did not award any annual non-performance-based discretionary cash incentives to our named executive officers for fiscal years 2008 and 2007. The payouts under our annual incentive compensation plan are included in the amounts presented in the “Non-equity Incentive Plan Compensation” column of the table below.

•	Stock Awards. The awards disclosed in the “Stock Awards” column consist of restricted share grants and performance share grants under our 2004 Long-Term Performance Plan for the fiscal year 2006-2008, 2007-2009 and 2008-2010 performance periods. The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in fiscal years 2008 or 2007 under SFAS No. 123(R) for each named executive officer, as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details about the Long-Term Performance Plan awards are included in the narrative accompanying the Grant of Plan-Based Awards During Fiscal Year 2008 table below.

•	Option Awards. The awards disclosed in the “Option Awards” column consist of option grants in fiscal years 2008 and 2007 (to the extent such awards remained unvested in whole or in part at the beginning of fiscal year 2008 or 2007). The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in fiscal years 2008 and 2007 under SFAS No. 123(R) for each named executive officer, as reported in our audited financial statements contained in our Annual Report on Form 10-K for fiscal years 2008 and 2007. Details about the option awards made during fiscal year 2008 are included in the narrative accompanying the Grants of Plan-Based Awards During Fiscal Year 2008 table.

•	Non-Equity Incentive Plan Compensation. The amounts disclosed under the “Non-Equity Incentive Plan Compensation” column represent compensation earned during fiscal year 2008 under the annual cash incentive plan and during fiscal year 2007 under the annual cash incentive and fiscal year 2005-2007 long term incentive plan. Further information concerning the annual incentive plan may be reviewed in the Compensation Discussion and Analysis section of this proxy statement under the caption “Annual Incentive Compensation.”

•	Change in Pension Value. The amounts disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column represent solely any actuarial increase during fiscal years 2008 and 2007 in the pension value provided under our qualified pension plan, non-qualified supplemental executive retirement (defined benefit) plan and 2005 Deferred Compensation Plan. We do not pay above-market or preferential rates on the non-qualified deferred compensation of our named executive officers. A narrative discussion about our pension plans and non-qualified deferred compensation plan, our contributions to the qualified and non-qualified supplemental executive retirement pension plans and the estimated actuarial increase in the value of the plans accompanies the Pension

Benefits for Fiscal Year 2008 table and the Non-qualified Deferred Compensation for Fiscal Year 2008 table below.

•	All Other Compensation. The amounts disclosed in the “All Other Compensation” column represent the combined value of the named executive officer’s perquisites and our matching contributions to the qualified deferred compensation 401(k) plan and non-qualified deferred compensation plan for fiscal years 2008 and 2007. These perquisites include payments for tax preparation services, executive physicals, club memberships, and car allowances.

Summary Compensation Table For Fiscal Years 2008 and 2007

In this section we provide certain tabular and narrative information regarding the compensation of our principal executive and financial officers and our three other most highly compensated executive officers for the fiscal years ended October 31, 2008 and October 31, 2007, as applicable. For additional information regarding compensation of the named executive officers, see the “Compensation Discussion and Analysis” section of this proxy statement. Mr. Thaxton was not a named executive officer in fiscal year 2007, and therefore information on his fiscal year 2007 compensation is not included:

							Change in
							Pension
							Value & Non-
						Non-Equity	Qualified
						Incentive	Deferred	All Other
				Stock	Option	Plan Compen-	Compensation	Compen-
Name and Principal		Salary(1)	Bonus(2)	Awards (3)	Awards (4)	sation (5)	Earnings (6)	sation (7)	Total
Position	Year	$	$	$	$	$	$	$	$

Edward P. Campbell	2008	765,000	—	1,840,859	855,569	1,530,000	—	56,146	5,047,574
Chairman and Chief Executive Officer	2007	740,000	—	1,270,619	853,478	1,723,816	2,954,096	65,130	7,607,139
Peter S. Hellman	2008	174,308	191,554	84,813	32,537	—	200,809	18,360	702,381
Former President, Chief Financial and Administrative Officer	2007	515,000		586,357	267,799	906,729	666,265	55,099	2,997,249
Gregory A. Thaxton
Vice President and Chief Financial Officer	2008	220,000	—	154,226	60,293	242,000	29,340	24,869	730,728
Robert A. Dunn, Jr.	2008	346,000	—	426,291	183,148	484,000	87,879	28,192	1,555,510
Senior Vice President	2007	329,157	—	237,571	158,760	440,079	990,406	30,443	2,186,416
Michael Groos (8)	2008	508,803	—	395,816	178,277	508,803	—	31,152	1,622,851
Vice President	2007	448,729	—	278,153	173,512	441,149	1,058,529	28,675	2,428,747
John J. Keane	2008	300,000	—	452,840	194,310	420,000	—	35,589	1,402,739
Senior Vice President	2007	290,000	—	307,370	179,847	388,079	198,331	35,613	1,399,240

(1)	This column includes amounts of base salary each named executive officer deferred into the 2005 Deferred Compensation Plan in fiscal years 2008 and 2007: Mr. Campbell — $683,902 and $14,163; Mr. Hellman — $10,458 and $103,865; Mr. Thaxton — $21,061; Mr. Dunn — $29,276 and $18,265; and Mr. Keane — $23,975 and $21,722. Mr. Groos did not defer any base salary in fiscal years 2008 or 2007. Mr. Hellman’s base salary reflects his fiscal year 2007 base salary prorated based on the number of days in fiscal year 2008 during which he was employed and payout for the unused portion of his calendar year 2008 paid time off (35 days).

(2)	The cash payment to Mr. Hellman that is reported in this column is the sum of two non-performance-based discretionary payments awarded to Mr. Hellman by the Compensation Committee on December 5, 2007. The first payment, in the amount of $66,554,was paid to Mr. Hellman in recognition of his service with us as President and Chief Financial and Administrative Officer from November 1, 2007 through January 2, 2008 and represents a pro rata share of his target annual incentive compensation opportunity for fiscal year 2008 had he been employed through the end of fiscal year 2008, using his fiscal year 2007 80% of base salary target annual incentive opportunity to determine this payment. The second payment in the amount of $125,000 is the equivalent of the vested portion of a stock option grant that Mr. Hellman would have received in December 2006 had he not announced his intention to retire in February 2007. At the Board of Directors’ request, Mr. Hellman continued in his role of President and Chief Financial and Administrative Officer from February 2007 through January 2008.

(3)	This column represents the dollar amount we recognized for financial statement reporting purposes for the fiscal years ended October 31, 2008 and October 31, 2007, in accordance with SFAS No. 123(R), for stock awards granted under the 2004 Long-Term Performance Plan for fiscal year 2006-2008, 2007-2009 and 2008-2010 for fiscal year 2008 and the fiscal year 2006-2008 and 2007-2009 performance periods for fiscal year 2007. Amortization of the fiscal year 2004 restricted share grant is considered in the amounts for fiscal year 2008 and 2007. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes.

The other assumptions used in calculating these amounts are set forth in Note 13, Stock-based compensation, to the consolidated financial statements included in our Annual Reports on Form 10-K for the fiscal years ended October 31, 2008 and October 31, 2007. With respect to Mr. Hellman, the amount reported for fiscal year 2008 represents the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended October 31, 2008, in accordance with SFAS No. 123(R), for stock awards granted under the 2004 Long-Term Performance Plan for fiscal year 2006-2008 and 2007-2009 performance periods and amortization of the fiscal year 2004 restricted share grant covering the service period through Mr. Hellman’s retirement date .

(4)	This column represents the dollar amount we recognized for financial statement reporting purposes for the fiscal years ended October 31, 2008 and 2007, in accordance with SFAS No. 123(R), for stock options granted in fiscal years 2008 and 2007 and includes amounts from awards granted prior to fiscal years 2008 and 2007 that had not vested in whole or in part at the beginning of the respective fiscal year.

Mr. Hellman was not granted any stock options for fiscal year 2008.

The table below lists the assumptions used in fiscal 2008 to estimate the values of the options granted to the named executive officers and included in this column as of October 31, 2008:

	Number of Shares		Expected Life (in
Fiscal Year	Granted	Exercise Price	years)	Dividend Yield	Volatility	Risk-Free Rate

2004	164,200	$27.71	7.0	2.19%	0.298	3.88%
2005	120,900	$37.16	7.0	1.70%	0.297	3.88%
2006	156,800	$38.98	7.6	1.94%	0.279	4.58%
2007	116,400	$49.03	8.0	1.63%	0.285	4.57%
2008	101,850	$52.91	6.1	1.41%	0.261	3.62%

The assumptions listed in this table slightly differ from those presented in the table to footnote 3 to the Summary Compensation Table in our 2008 proxy statement due to the inclusion of Mr. Thaxton as a named executive officer for fiscal year 2008. The differences result from the difference in the vesting period for stock option grants awarded to Mr. Thaxton prior to his election as an executive officer (five year vesting period) in February 2006 and those awarded to him since February 2006 (four year vesting period).

See “Grants of Plan-Based Awards in Fiscal Year 2008” for information with respect to the stock options granted in fiscal year 2008 and “Outstanding Equity Awards at 2008 Fiscal Year End” for information with respect to the stock options granted prior to fiscal year 2008. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be recognized by our named executive officers.

(5)	The amounts in this column for fiscal year 2008 represent the total non-equity incentive plan compensation we recognized during fiscal year 2008 under our annual cash incentive plan only. Commencing with the fiscal year 2006-2008 performance period, payouts are in performance shares.

Mr. Hellman did not participate in our non-equity incentive compensation plan in fiscal year 2008.

The amounts in this column for fiscal year 2007 represent the total non-equity incentive plan compensation we recognized during fiscal year 2007 under our annual cash incentive plan and the fiscal year 2005-2007 long-term incentive plan. The components of the column amount for fiscal year 2007 for our named executive officers are:

		Fiscal Year	Total Non-Equity
FY2007	Fiscal Year 2007 Annual	2005-2007 Long-Term	Incentive Plan
Name	Incentive Plan ($)	Incentive Plan ($)	Compensation ($)

Edward P. Campbell	1,100,000	623,816	1,723,816
Peter S. Hellman	594,000	312,729	906,729
Robert A. Dunn, Jr.	316,000	124,079	440,079
Michael Groos	291,550	149,599	441,149
John J. Keane	264,000	124,079	388,079

(6)	The amounts entered in this column were determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested.

The following tables provide further details to the increases or decreases by plan during fiscal years 2008 and 2007:

		Change in Supplemental	Deferred
FY2008	Change in Pension	Pension Plan Value	Compensation Plan
Name	Plan Value ($)	($)	Earnings ($)	Total ($)

Edward P. Campbell	(41,128)	456,504	(5,790,742)	(5,375,366)
Peter S. Hellman	(9,162)	—	209,971	200,809
Gregory A. Thaxton	7,221	29,181	(7,062)	29,340
Robert A. Dunn, Jr.	(56,515)	31,826	112,568	87,879
Michael Groos	(198,931)	—	—	(198,931)
John J. Keane	(34,260)	(22,435)	(115,175)	(171,870)

		Change in
		Supplemental	Deferred
FY2007	Change in Pension	Pension Plan Value	Compensation Plan
Name	Plan Value ($)	($)	Earnings ($)	Total ($)

Edward P. Campbell	60,314	1,268,297	1,625,485	2,954,096
Peter S. Hellman	24,825	390,522	250,918	666,265
Robert A. Dunn, Jr.	28,509	714,650	247,247	990,406
Michael Groos	185,254	873,275	—	1,058,529
John J. Keane	13,671	154,389	30,271	198,331

We are presenting the change in deferred compensation plan earnings in the above tables even though we do not provide guaranteed, above-market or preferential earnings on compensation deferred under our deferred compensation plan for U.S.-based named executive officers. We did not pay or accrue any expense for earnings on Mr. Groos’ deferred compensation since Mr. Groos’ deferred compensation arrangement does not require us to pay earnings on the balance of Mr. Groos’ deferred compensation account. The fiscal year 2008 change for Mr. Campbell is (5,375,366), for Mr. Groos (198,931), and for Mr. Keane (171,870) but are not included in the table as they are negative amounts.

For more information regarding our deferred compensation plans, see the “Non-qualified Deferred Compensation for Fiscal Year 2008” section of this proxy statement. For more information regarding accrued benefits under our defined benefit pension plans, see the “Pension Benefits for Fiscal Year 2008” section of this proxy statement.

(7)	The following tables describes each component of the “All Other Compensation” column in the Summary Compensation Table for fiscal year 2008:

		Company	Dividends	Company
		Contribu-	Related to	Match of	Total All Other
	Total	tions to Tax	Share-Based	Charitable	Compen-
	Perquisites (a)	Qualified Plans	Plans (b)	Contributions (c)	sation
Name	$	$	$	$	$

Edward P. Campbell	33,845	5,718	9,636	6,947	56,146
Peter S. Hellman	3,800	7,419	1,141	6,000	18,360
Gregory A. Thaxton	18,061	6,753	—	55	24,869
Robert A. Dunn, Jr.	19,184	6,900	2,008	100	28,192
Michael Groos	28,889	—	2,263	—	31,152
John J. Keane	23,181	6,900	2,008	3,500	35,589

(a)	Perquisites for fiscal year 2008:

	Financial		Executive	Car
	Planning	Club Dues	Physicals	Allowance	Total
Name	$	$	$	$	Perquisites

Edward P. Campbell	3,800	14,045	—	16,000	33,845
Peter S. Hellman	3,800	—	—	—	3,800
Gregory A. Thaxton	3,500	325	2,236	12,000	18,061
Robert A. Dunn, Jr.	4,500	300	2,384	12,000	19,184
Michael Groos	—	—	—	28,889	28,889
John J. Keane	4,700	6,481	—	12,000	23,181

(b)	Dividends paid for restricted share awards in fiscal year 2007 to the named executive officers were: Mr. Campbell: $21,840; Mr. Hellman: $10,325; Mr. Dunn: $4,550; Mr. Groos: $5,145; and Mr. Keane: $4,550. Dividends paid on the restricted share awards in fiscal year 2008 to the named executive officers were: Mr. Campbell: $9,636; Mr. Hellman: $1,141; Mr. Dunn: $2,008; Mr. Groos: $2,263; and Mr. Keane: $2,008. Mr. Thaxton was not granted restricted shares in fiscal year 2005. These amounts are included in the “All Other Compensation” column in the Summary Compensation Table for Fiscal Year 2008.

(c)	The amounts in this columns represent matching contributions to the named executive officers under our employee matching gift program during fiscal year 2008. This program allows employees to contribute to qualified charitable organizations and we provide a matching contribution in an equal amount, up to an aggregate maximum amount of $6,000 per calendar year, for contributions made by each employee during the calendar year.

(8)	Mr. Groos’ compensation is based in Euros. The conversion rate used for purposes of converting the Euros earned by Mr. Groos into U.S. dollars for purposes of his base salary and cash incentive payout for fiscal year 2008 in this table was: €1 = $1.4921. For fiscal year 2007, the conversion rate was €1 = $1.3435.

GRANTS OF PLAN-BASED AWARDS DURING FISCAL YEAR 2008

We granted annual performance-based cash awards to the named executive officers under our shareholder-approved 2004 Management Incentive Compensation Plan (referred to in the following table as the “MICP”). We also granted stock options and multi-year equity-based incentive awards to our named executive officers under our shareholder-approved 2004 Long-Term Performance Plan. These awards are referred to in the following table as “Options” and “LTIP’’, respectively.

Annual Performance-Based Cash Awards.  The Compensation Committee establishes threshold, target, and maximum performance measures at the beginning of a fiscal year. Payouts are determined by actual fiscal year performance against the pre-established measures and individual named executive officer performance.

Stock Options.  Our 2004 Long Term Performance Plan allows for grants of incentive and non-qualified statutory stock options. Stock options have a term of ten years, become exercisable over a four year period at the rate of 25% per year, beginning one year from the grant date and may not have an exercise price lower than the closing price of our common shares on the grant date. Each option permits the optionee to (i) pay for the exercise price with previously owned common shares and (ii) satisfy tax-withholding obligations with shares acquired upon exercise.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table. Stock options are granted with an exercise price equal to the fair market value of our common shares on the date of grant.

Multi-Year Equity-Based Performance Awards.  The Compensation Committee may approve long-term incentive awards for executive officers based on three-year cumulative performance measures as selected by the Compensation Committee. If the target measure is achieved, the executive officers receive a payout of 100% of the award. For the fiscal year 2006-2008 performance period and thereafter, awards are paid in our common shares. The payout will vary based upon the actual three-year performance. However, the three-year performance threshold must be achieved before any payout is made.

Grants of Plan-Based Awards During Fiscal Year 2008 Table

The following table, footnotes, and narrative present the components of the plan-based grants made to our named executive officers during fiscal year 2008. Mr. Hellman did not receive any grants in fiscal year 2008.

			Estimated Future Payouts
			Under Non-equity			Estimated Future Payouts Under Equity
			Incentive Plan Awards(1)			Incentive Plan Awards(2)
									All Other
									Option
									Awards:
									Number of	Exercise or	Grant Date
									Securities	Base Price of	FV of Stock
									Underlying	Option	and Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	Options(3)	Awards	Awards(4)
Name	Plan	Grant Date	$	$	$	#	#	#	#	$/sh	$

Edward P. Campbell	MICP	Dec. 5, 2007	382,500	765,000	1,530,000	—	—	—	—	—	—
	LTIP	Dec. 5, 2007	—	—	—	9,825	19,650	39,300	—	—	997,041
	Options	Dec. 5, 2007	—	—	—	—	—	—	55,750	52.91	809,490
Gregory A. Thaxton	MICP	Dec. 5, 2007	60,500	121,000	242,000	—	—	—	—	—	—
	LTIP	Dec. 5, 2007	—	—	—	1,225	2,450	4,900	—	—	124,313
	Options	Dec. 5, 2007	—	—	—	—	—	—	6,800	52.91	98,736
Robert A. Dunn, Jr.	MICP	Dec. 5, 2007	121,100	242,200	484,400	—	—	—	—	—	—
	LTIP	Dec. 5, 2007	—	—	—	2,418	4,835	9,670	—	—	245,328
	Options	Dec. 5, 2007	—	—	—	—	—	—	13,800	52.91	200,376
Michael Groos	MICP	Dec. 5, 2007	127,201	254,402	508,803	—	—	—	—	—	—
	LTIP	Dec. 5, 2007	—	—	—	2,075	4,150	8,300	—	—	210,571
	Options	Dec. 5, 2007	—	—	—	—	—	—	11,700	52.91	169,884
John J. Keane	MICP	Dec. 5, 2007	105,000	210,000	420,000	—	—	—	—	—	—
	LTIP	Dec. 5, 2007	—	—	—	2,418	4,835	9,670	—	—	245,328
	Options	Dec. 5, 2007	—	—	—	—	—	—	13,800	52.91	200,376

(1)	These columns show the dollar value of the potential payout for our named executive officers under the MICP at threshold, target or maximum performance. The measures and potential payouts are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement under the caption “Annual Incentive Compensation.”

(2)	These columns show the potential number of shares to be paid out for our named executive officers under the LTIP at threshold, target or maximum performance. The measures and potential payouts are described in more detail in the Compensation Discussion and Analysis section of this proxy statement under the caption “Long Term Incentive Compensation.” The dollar amount recognized for financial reporting purposes in fiscal year 2008 for these performance awards is included in the “Stock Awards” column of the Summary Compensation Table for Fiscal Year 2008.

(3)	The amounts in this column reflect the aggregate value of the award on the grant date determined in accordance with SFAS No. 123(R).

(4)	For FAS 123R purposes, we use the Black-Scholes option pricing model to calculate the fair value of stock options. The key assumptions for the Black-Scholes valuation method include the expected life of the option, stock price volatility, the risk-free interest rate, dividend yield and exercise price. The exercise price of stock options granted under our Long Term Performance Plan is the fair market value of our common shares on the date of grant. The following table sets forth the FAS 123R assumptions used in the calculation of the amounts for stock option awards presented in the table:

a.	Expected Volatility: 26.1%

b.	Risk-Free Interest Rate: The rate available at the time the grant was made on zero-coupon U.S. Government issues with a remaining term equal to the expected life: 3.62%.

c.	Dividend Yield: 1.41% based on the historical dividend yield.

d.	Expected Life: 6.1 years.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

The following table, footnotes and narrative describe equity awards granted to our named executive officers under our 2004 Long Term Performance Plan that were outstanding as of the end of fiscal year 2008:

•	Non-Qualified Stock Options (disclosed under the “Option Awards” columns). Consist of annual stock option grants made to our named executive officers. Stock options have a term of ten years and become exercisable over a four year period at the rate of 25% per year, beginning one year from the grant date.

•	Restricted Share Awards (disclosed under the “Stock Awards” columns). Consists of restricted share grants made to our named executive officers for fiscal year 2005. The restrictions on transfer of these common shares expired four years from the date of grant, November 9, 2008.

•	Fiscal Year 2007-2009 Performance Incentive Awards (disclosed as “LTIP” awards under the “Stock Awards” columns). The fiscal year 2007-2009 performance period began on November 1, 2007 and concludes on October 31, 2009. The payout of these awards will be in the form of our unrestricted common shares. The ultimate value of the awards will depend on the number of shares earned and the price of our common shares at the time payouts are made.

•	Fiscal Year 2008-2010 Performance Incentive Awards (disclosed as “LTIP” awards under the “Stock Awards” columns). The fiscal year 2008-2010 performance period began on November 1, 2008 and concludes on October 31, 2010. The payout of these awards will be in the form of our unrestricted common shares. The ultimate value of the awards will depend on the number of shares earned and the price of our common shares at the time payouts are made.

Outstanding Equity Awards At Fiscal 2008 Year-End Table

The following table sets forth information with respect to option awards, restricted share awards and performance share awards held by our named executive officers as of October 31, 2008.

	Option Awards				Stock Awards
Plan
							Equity	Awards:
	Number of	Number of					Incentive	Market or
	Securities	Securities				Market	Plan Awards:	Payout
	Underlying	Underlying			Number of	Value of	Number of	Value of
	Unexer-	Unexer-			Shares or	Shares or	Unearned	Unearned
	cised	cised			Units of	Units of	Shares, Units	Shares,
	Options -	Options -	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Price	Option	Vested	Vested (2)	Vested	Not Vested
Name	#	#	$/sh	Expiration Date	#	$	#	$

Edward P. Campbell
2007 LTIP(3)	—	—	—	—	—	—	44,800	1,654,464
2008 LTIP(3)	—	—	—	—	—	—	39,300	1,451,349
Restricted Shares:
9-Nov-04(4)	—	—	—	—	13,200	487,476	—	—

	Option Awards				Stock Awards
								Plan
							Equity	Awards:
	Number of	Number of					Incentive	Market or
	Securities	Securities				Market	Plan Awards:	Payout
	Underlying	Underlying			Number of	Value of	Number of	Value of
	Unexer-	Unexer-			Shares or	Shares or	Unearned	Unearned
	cised	cised			Units of	Units of	Shares, Units	Shares,
	Options -	Options -	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Price	Option	Vested	Vested (2)	Vested	Not Vested
Name	#	#	$/sh	Expiration Date	#	$	#	$

Stock Options:
9-Dec-02	85,000	—	27.78	9-Dec-2012	—	—	—	—
3-Nov-03	85,000	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(5)	46,800	15,600	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(6)	36,800	36,800	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(7)	15,875	47,625	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(8)	—	55,750	52.91	5-Dec-2017	—	—	—	—
Peter S. Hellman
2007 LTIP(3)	—	—	—	—	—	—	6,800	251,124
Stock Options:
6-Nov-00	40,000	—	28.50	6-Nov-2010	—	—	—	—
5-Nov-01	80,000	—	23.07	5-Nov-2011	—	—	—	—
9-Dec-02	36,000	—	27.78	9-Dec-2012	—	—	—	—
3-Nov-03	36,000	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(5)	19,837	—	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(6)	17,000	—	38.99	14-Nov-2015	—	—	—	—
Gregory A. Thaxton
2007 LTIP(3)	—	—	—	—	—	—	5,100	188,343
2008 LTIP(3)	—	—	—	—	—	—	4,900	180,957
Stock Options:
4-Nov-02(9)	240	—	26.27	4-Nov-2012	—	—	—	—
3-Nov-03(9)	240	240	27.71	3-Nov-2013	—	—	—	—
9-Dec-04(9)	240	480	36.91	9-Dec-2014	—	—	—	—
7-Dec-05(9)	360	1,080	38.50	7-Dec-2015	—	—	—	—
22-Nov-06(7)	1,825	5,475	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(8)	—	6,800	52.91	5-Dec-2017	—	—	—	—
Robert A. Dunn, Jr.
2007 LTIP#1(3)	—	—	—	—	—	—	8,200	302,826
2007 LTIP#2(10)	—	—	—	—	—	—	3,000	110,790
2008 LTIP(3)	—	—	—	—	—	—	9,670	357,113
Restricted Shares:
9-Nov-04(4)	—	—	—	—	2,750	101,558	—	—
Stock Options:
9-Nov-04(5)	7,162	2,388	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(6)	6,700	6,700	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(7)	2,875	8,625	48.77	22-Nov-2016	—	—	—	—
20-Feb-07(9)	1,125	3,375	55.62	20-Feb-2017	—	—	—	—
5-Dec-07(8)	—	13,800	52.91	5-Dec-2017	—	—	—	—
Michael Groos
2007 LTIP(3)	—	—	—	—	—	—	9,600	354,528
2008 LTIP(3)	—	—	—	—	—	—	8,300	306,519
Restricted Shares:
9-Nov-04(4)	—	—	—	—	3,100	114,483	—	—
Stock Options:
9-Nov-04(5)	—	2,938	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(6)	—	8,000	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(7)	—	10,200	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(8)	—	11,700	52.91	5-Dec-2017	—	—	—	—
John J. Keane
2007 LTIP(3)	—	—	—	—	—	—	11,200	413,616
2008 LTIP(3)	—	—	—	—	—	—	9,670	357,113
Restricted Shares:
9-Nov-04(4)	—	—	—	—	2,750	101,558	—	—

	Option Awards				Stock Awards
								Plan
							Equity	Awards:
	Number of	Number of					Incentive	Market or
	Securities	Securities				Market	Plan Awards:	Payout
	Underlying	Underlying			Number of	Value of	Number of	Value of
	Unexer-	Unexer-			Shares or	Shares or	Unearned	Unearned
	cised	cised			Units of	Units of	Shares, Units	Shares,
	Options -	Options -	Option		Stock That	Stock That	or Other	Units or
	Exercis-	Unexercis-	Exercise		Have Not	Have Not	Rights Not	Other Rights
	able(1)	able	Price	Option	Vested	Vested (2)	Vested	Not Vested
Name	#	#	$/sh	Expiration Date	#	$	#	$

Stock Options:
4-Nov-02(11)	960	—	26.27	4-Nov-2012	—	—	—	—
3-Nov-03	13,000	—	27.71	3-Nov-2013	—	—	—	—
9-Nov-04(5)	7,162	2,388	37.16	9-Nov-2014	—	—	—	—
14-Nov-05(6)	9,000	9,000	38.99	14-Nov-2015	—	—	—	—
22-Nov-06(7)	4,000	12,000	48.77	22-Nov-2016	—	—	—	—
5-Dec-07(8)	—	13,800	52.91	5-Dec-2017	—	—	—	—

(1)	Represents vested stock options granted to our named executive officers for fiscal years 2000-2008. As of October 31, 2008, none of the options granted to any of our named executive officers during fiscal year 2008 had vested.

(2)	Based on the closing price of our common shares on October 31, 2008 — $36.93 per share.

(3)	These performance shares were granted in November 22, 2006 and December 5, 2007, respectively, and are earned upon achievement of performance goals over the fiscal year 2007-2009 and 2008-2010 performance periods. The award granted on December 5, 2007 is reported in the Grants of Plan-Based Awards During Fiscal Year 2008 table.

(4)	Consist of restricted shares from the November 9, 2004 grant. These shares vested on November 9, 2008. With respect to Mr. Hellman, under the terms of the 2004 Long Term Performance Plan, at the time of his retirement, restrictions lapsed on 4,948 shares representing the number of months (38) in the total service period covering the grant (48 months) that Mr. Hellman provided services to us. We recognized the compensation expense for the two months in fiscal year 2008 that Mr. Hellman was employed prior to his retirement.

(5)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 9, 2005.

(6)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 14, 2006.

(7)	The options are exercisable in four equal annual installments (25% of grant per year), commencing November 22, 2007.

(8)	The options are exercisable in four equal annual installments (25% of grant per year), commencing December 5, 2008.

(9)	Consist of stock options granted November 4, 2002, November 3, 2003, December 9, 2004 and December 7, 2005 under the Key Employee Stock Option Program. Under this program, the Compensation Committee may grant stock options to key employees other than executive officers. Mr. Thaxton was not an executive officer on the date these options were granted. The options became exercisable in five equal annual installments (20% of grant per year), commencing November 4, 2003, November 3, 2004, December 9, 2005 and December 7, 2006, respectively.

(10)	Consist of an additional long term incentive award for the fiscal year 2007-2009 performance period and stock options granted February 20, 2007, the date Mr. Dunn was promoted to Senior Vice President.

(11)	Consist of stock options granted November 4, 2002 under the Key Employee Stock Option Program. Under this program, the Compensation Committee may grant stock options to key employees other than executive officers. Mr. Keane was not an executive officer on the date these options were granted. The options became exercisable in five equal annual installments (20% of grant per year), commencing November 4, 2003.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2008

The following table sets forth information with respect to the stock options exercised by our named executive officers and restricted shares that vested during fiscal year 2008:

	Option Awards		Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise (1)	Acquired on Vesting	Vesting (2)
Name	#	$	(#)	($)

Edward P. Campbell	192,000	8,975,040	18,000	955,620
Peter S. Hellman	67,500	3,046,636	8,500	451,265
Gregory A. Thaxton	—	—	—	—
Robert A. Dunn, Jr.	26,000	1,131,070	3,750	199,088
Michael Groos	24,212	818,154	4,250	225,633
John J. Keane	—	—	3,750	199,088

(1)	The Value Realized on Exercise is the difference between the market price of our common shares on date of exercise and the exercise price of the option.

(2)	The fair market value of the restricted share grant that lapsed on November 3, 2007 was $53.09 per share.

PENSION BENEFITS FOR FISCAL YEAR 2008

The following table and narrative set forth the actuarial present value of, and other information about, the benefits accumulated by each of our named executive officers for fiscal year 2008.

		Number of
		Years	Present Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit (1)	Fiscal Year
Name	Plan Name	#	$	$

Edward P. Campbell	Salaried Employees Pension Plan	20.5	388,479	—
	Supplemental Executive Retirement Plan (Defined Benefit) (2),(3)	31.5	13,277,729	—
Peter S. Hellman	Salaried Employees Pension Plan	8.8	144,144	—
	Supplemental Executive Retirement Plan (Defined Benefit) (4)	8.8	—	1,365,267
Gregory A. Thaxton	Salaried Employees Pension Plan	19.0	133,507	—
	Supplemental Executive Retirement Plan (Defined Benefit)	19.0	29,181	—
Robert A. Dunn, Jr.	Salaried Employees Pension Plan	37.0	633,437	—
	Supplemental Executive Retirement Plan (Defined Benefit)	37.0	2,413,127	—
Michael Groos	Statutory Pension Plan (5)	29.3	2,349,361	—
John J. Keane	Salaried Employees Pension Plan	16.0	125,634	—
	Supplemental Executive Retirement Plan (Defined Benefit)	16.0	246,319	—

(1)	The actuarial assumptions used to determine the present value of the accumulated benefit at October 31, 2008 are:

•	measurement date of October 31;

•	retirement at age 65;

•	discount rate of 8.0%;

•	rate of compensation increases are 4.5% (before age 30); 3.5% (ages 30-45) and 2.51% (age 46 and above) for the qualified pension plan and the non-qualified excess defined benefit plans; and the RP 2000 Mortality Table for both males and females (post-retirement only).

(2)	Under the arrangement described in the Compensation Discussion and Analysis section of this proxy statement under the caption “Supplemental Executive Retirement Plan (Defined Benefit),” and in the narrative following these footnotes, Mr. Campbell is credited with 30 years of service as of October 31, 2007, the maximum number of years of credit available under this plan.

(3)	Of the present value of accumulated benefit amount, $9,139,350 represents the benefit to Mr. Campbell of the agreement to provide him a supplemental benefit discussed in the Compensation Discussion and Analysis section of this proxy statement under the caption “Supplemental Executive Retirement Plan (Defined Benefit)” and in the narrative following these footnotes.

(4)	Following his retirement and in accordance with the provisions of the Supplemental Executive Retirement Plan (Defined Benefit), Mr. Hellman received a distribution of $1,365,267 from the Supplemental Executive Retirement Plan (Defined Benefit). This distribution was made in accordance with the rules governing distributions to “covered persons” under Section 409A of the Internal Revenue Code.

(5)	The present value of Mr. Groos’ statutory pension plan is based on an age 60 retirement including the value of the supplemental pension arrangement with Mr. Groos. Specifics of the arrangement are discussed in the Compensation Discussion and Analysis section of this proxy statement under the caption “Supplemental Executive Retirement Plan (Defined Benefit)” and in the narrative following these footnotes.

We sponsor the Nordson Corporation Salaried Employees Pension Plan, a qualified defined benefit pension plan for our U.S.-based salaried employees, including our U.S.-based named executive officers. Benefits under the pension plan are based on a “final average pay,” which means the monthly average of the highest aggregate compensation (base salary and annual incentive cash payment) for 60 months of the 120 most recent consecutive months prior to retirement.

Normal retirement age under the pension plan is age 65. Employees who retire on or after age 55 may begin receiving their benefit immediately with a 6% reduction in the benefit for every year prior to age 65 that the benefit begins. Employees become 100% vested in their benefit at the earlier of age 55, or after five years of service.

If the employee dies prior to receiving the vested benefit, the surviving spouse, if any, will receive a 50% survivor annuity for the rest of the surviving spouse’s life. Benefits under the pension plan become payable on the first of the month following retirement, normally at age 65, absent any election by a participant to commence the payment of benefits at a different time. Benefits are payable in one of the following ways:

•	Life Only Annuity. If a participant is not married or has been married less than 12 months when payments begin and does not elect an optional payment method, he or she will receive the full amount of his or her benefit in equal monthly installments for the rest of his or her life. Payments begin on the first of the month following the retirement date. After death, no additional payments are made.

•	50% Joint & Survivor Annuity. If a participant is married for at least 12 months when payments begin, he or she will receive his or her benefit as a 50% Joint & Survivor Annuity, absent election of (and spousal consent for) an optional payment form. Under this option, a participant will receive a reduced monthly benefit during his or her lifetime. After the participant’s death, his or her spouse receives a benefit equal to 50% of the monthly benefit the participant was receiving. If the spouse dies before the participant, but after the participant begins receiving payments, the participant will continue to receive the same benefit amount during his or her lifetime and no additional payments are made after death.

•	100% (or 75%) Joint & Survivor Annuity. A participant will receive a reduced lifetime benefit under this option. The participant names a beneficiary and chooses the percentage of his or her benefit to continue to that individual after the participant’s death. After death, the beneficiary receives the percentage of benefit elected (100% or 75%) for the remainder of his or her life. The participant’s age at the date the benefit commences, the beneficiary’s age and the percentage elected to continue after death affect the amount of the benefit received during the participant’s lifetime.

•	10 Year Certain Annuity. A participant will receive a reduced lifetime benefit in equal monthly installments with payments guaranteed for at least ten years under this option. Payments continue for the rest of the participant’s life even if he or she lives longer than the period of time elected. However, if the participant receives less than 120 payments before death, the same monthly benefit continues to the beneficiary until the combined total number of installment payments are made.

•	Level Income Option. This option allows a participant to receive an increased monthly payment from the pension plan initially if a participant retires early and begins receiving payments from the pension plan before he or she is eligible for social security benefits. After social security benefits begin, the monthly payment from the pension plan is reduced. This option does not provide any survivor benefit and, therefore, no benefit is payable after death.

Mr. Groos is a participant in the Alter Pensionplan, the defined benefit pension plan sponsored by Nordson Deutschland GmbH. The benefit is 0.5% of base salary under the German social security contribution ceiling and 1.5% of base salary above the ceiling. There is a reduction if benefits are received prior to normal retirement age (age 65). Mr. Groos’ supplemental pension arrangement with Nordson Deutschland GmbH will provide benefits that are reduced for retirement at age 60. This plan has been closed to new participants since fiscal year 2005.

Supplemental Executive Retirement Plan (Defined Benefit)

We also provide a supplemental executive retirement defined (pension) benefit for our U.S.-based named executive officers through the Nordson Corporation Supplemental Executive Retirement Plan (Defined Benefit), which is a non-qualified excess pension plan.

This supplemental plan is designed to work in conjunction with our qualified pension plan. The pension benefit outlined above for our qualified pension plan is calculated as if there were no compensation limits under the Internal Revenue Code. Then, the maximum benefit allowable is paid out under our qualified pension plan and the balance is paid out under the supplemental plan.

In addition to the benefit payout alternatives listed above, under the supplemental plan, our named executive officers may elect their benefit to be paid in a lump sum following termination of employment.

Benefits under the supplemental plan are unsecured and are payable from our general assets. Payments will be delayed if and to the extent payment within six months of the termination of employment will result in the imposition of additional taxes on the named executive officer pursuant to Section 409A of the Internal Revenue Code. Payments delayed due to Section 409A rules will accrue interest during the deferral period at the 10-year Treasury bill rate in effect on the first business day of the supplemental plan year in which the delayed payment period commences.

We have agreed to provide Mr. Campbell with an additional non-qualified pension benefit under the supplemental plan in order to restore some of the benefit he would have received if he had remained with his former employer. Mr. Campbell is a participant in the qualified pension plan, but his benefit will be modified to recognize his prior service with his former employer. His “average annual compensation” under the supplemental plan will be determined as the average of his compensation during his 36 consecutive highest paid months (instead of 60), and he will be eligible for the full pension benefit at age 60. He may retire prior to age 60 commencing at age 55, but his benefit will be reduced 5% per year for retirement before age 60. His benefit will also be reduced by the amount of any pension benefit payment he receives from the pension plan of his former employer. Mr. Campbell had eleven years of employment with his former employer.

For the purpose of retaining Mr. Groos’ services as the senior manager for our European operations, we agreed to provide Mr. Groos’ with a supplemental pension arrangement with Nordson Deutschland GmbH. This arrangement permits Mr. Groos to accelerate his retirement age (65) under the Alter Pensionplan described above by one-half year for each year Mr. Groos remains employed with Nordson Deutschland GmbH after reaching age 50.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR 2008

The following table sets forth the contributions, earnings, withdrawals or distributions and aggregate balances for the named executive officers participating in our deferred compensation plans for fiscal year 2008.

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings in	With-	Balance at
		in Last	in Last	Last Fiscal	drawals /	Last Fiscal
		Fiscal Year(1)	Fiscal Year	Year	Distributions(2)	Year End
Name	Plan Name	($)	($)	($)	($)	($)

Edward P. Campbell	Deferred Compensation Plan	—	—	(2,553,733)	—	4,681,722
	2005 Deferred Compensation Plan	2,971,424	58,471	(3,237,009)	—	6,275,273
Peter S. Hellman	Deferred Compensation Plan	—	—	102,025	610,546	2,520,071
	2005 Deferred Compensation Plan	50,091	32,700	107,946	3,995,233	—
Gregory A. Thaxton	Deferred Compensation Plan	—	—	—	—	—
	2005 Deferred Compensation Plan	21,061	1,388	(7,062)	—	23,023
Robert A. Dunn, Jr.	Deferred Compensation Plan	—	—	45,514	—	1,342,804
	2005 Deferred Compensation Plan	301,116	16,197	67,054	—	1,818,520
Michael Groos	Nordson Deutschland Deferred	—	—	—	—	2,454,659
	Compensation Arrangement (3)
John J. Keane	Deferred Compensation Plan	—	—	—	—	—
	2005 Deferred Compensation Plan	165,750	12,498	(115,175)	—	414,031

(1)	This column includes amounts of base salary each named executive officer deferred in fiscal year 2008: Mr. Campbell — $683,902; Mr. Hellman — $10,458; Mr. Thaxton — $21,061; Mr. Dunn — $29,276; Mr. Groos — $0; and Mr. Keane — $23,975. These amounts deferred are included in the “Salary” column of the Summary Compensation Table for Fiscal Year 2008 and also noted in footnote number 1 to that table.

(2)	Mr. Hellman elected to have his balances in his deferred compensation accounts distributed in fiscal year 2008 under the distribution provisions of the respective plans.

(3)	The conversion rate used for purposes of converting Euros contributed by Mr. Groos to his deferred compensation arrangement account to U.S. dollars is the Euro to US dollar exchange rate on October 31, 2008: €1 = $1.2744.

Deferred Compensation Plans

Under the 2005 Deferred Compensation Plan, our named executive officers may elect to defer up to 100% of their base pay, annual cash incentive and long term incentive payout each year. A named executive officer may elect to invest in a number of investment accounts designated by the Compensation Committee including an account comprised of units of our common shares. The cash investment accounts mirror the investment funds and investment returns provided under the qualified defined contribution 401(k) plan, although the plans are not linked. A named executive officer may elect to transfer investment funds each 30 days, the same as under the 401(k) plan.

The number of units credited to the share unit account is based on the closing price of our common shares on the day the share units are credited to the account and includes additional share units credited for quarterly dividends paid on our common shares.

A named executive officer can elect to receive payment in the form of a single lump sum payment or periodic payments over a period of 5, 10 or 15 years. At least 12 months prior to a distribution, a named executive officer may make an election to change the payment date or form of payment, provided that the distribution occurs at least five years after the original date of distribution.

The Compensation Committee may accelerate the distribution of part or all of one or more of a participant’s accounts for reasons of a severe financial hardship that cannot be met using other financial resources. If a participant dies, payment will be made to the participant’s beneficiary. For all distributions, cash will be paid with respect to the cash accounts and our common shares will be issued equal to the number of share units in the participant’s share unit account.

Deferrals to the Deferred Compensation Plan, the predecessor plan to the 2005 Deferred Compensation Plan, were not permitted after December 31, 2004. In order to permit deferrals and payouts that complied with Section 409A of the Internal Revenue Code, we adopted the 2005 Deferred Compensation Plan effective for deferrals by the named executive officers after January 1, 2005. On December 10, 2008, the Compensation Committee adopted the Amended and Restated 2005 Deferred Compensation Plan to bring the plan into compliance with final rules issued under Section 409A.

The investment options under the Deferred Compensation Plan and the 2005 Deferred Compensation were identical for fiscal year 2007 and 2008. There were seven investment funds that a named executive officer could choose with annual rates of return for the year ended October 31, 2008 ranging from (49.0044) to 3.72%.

Investment Funds	2007 Return %	2008 Return %

Investment Contract	4.00%	3.72
Money Market	4.95%	2.6526
Large Cap Value	12.72%	(35.6132)
Large Cap Blend	14.35%	(25.572)
Large Cap Growth	22.09%	(35.9894)
International Equity Index	33.52%	(49.0044)
Nordson Stock (includes dividends)	17.845%	(29.03)

Mr. Groos’ Deferred Compensation Plan

Nordson Deutschland GmbH has a deferred compensation arrangement with Mr. Groos. Under the terms of the arrangement, which was effective October 1, 1998, Mr. Groos is permitted annually to renounce (refuse to receive) all or a portion of the payouts under the annual incentive compensation plan and long term incentive compensation plan prior to the payouts being made. The renounced amount is applied to the purchase of a life insurance policy. The face value of the policy is equal to the amount renounced by Mr. Groos. Nordson Deutschland GmbH is the named insured of this policy. Coincidental with the procurement of the insurance policy, Nordson Deutschland GmbH issues a contractual commitment (in other words, a lien) in favor of Mr. Groos for the proceeds of the insurance policy. The proceeds of the insurance policy will be distributed to Mr. Groos upon his retirement or his estate in the event of his death prior to retirement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following narrative describes payments to each named executive officer or his or her beneficiaries that would be triggered by the occurrence of a loss of employment in each of the following situations: death, disability, retirement, termination without cause or for good reason, and termination in connection with a change-in-control.

Payments Made Upon All Terminations

A named executive officer will receive the following payments upon a termination of employment due to death, disability, retirement, termination without cause or for good reason or termination in connection with a change-in-control:

•	base salary earned but not yet paid as of the date of termination;

•	annual cash incentive payout earned but not yet paid as of the date of termination; and

•	long term incentive payouts for the most recently completed three-year performance period not yet paid as of the date of termination.

Payouts of account balances of the qualified defined benefit pension plan and the 401(k) plan would be made under the payout provisions of those plans.

Payments Upon Death

Upon loss of employment due to the death of a named executive officer, in addition to the payments described above, the estate of a named executive officer would receive the following:

•	a payout of the named executive officer’s entire deferred compensation account balance; and

•	pro-rated payouts for the fiscal year 2007-2009 and fiscal year 2008-2010 long-term incentive plan performance periods. Payouts would be determined at the conclusion of the respective performance period. However, for purposes of determining the payouts for the table, we have assumed expected performance.

Payments Upon Long-Term Disability

Upon incurring a long-term disability resulting in a loss of employment with us, our U.S.-based named executive officers will receive all the payments described above in the “Payments Made Upon All Terminations” and the following:

•	monthly benefits under the long-term disability plan;

•	24 months of health care coverage based on the applicable COBRA rates for the named executive officer;

•	a payout of the named executive officer’s entire deferred compensation account balance; and

•	pro-rated payouts for the fiscal year 2007-2009 and fiscal year 2008-2010 long-term incentive plan performance periods. Payouts would be determined at the conclusion of the respective performance period. However, for purposes of determining the payouts for the table, we have assumed expected performance.

The disability benefit payable under the long-term disability plan is funded through a group life insurance policy. Any amounts due to a named executive officer above the maximum annual disability payment provided by the long-term disability policy ($25,000 per month) would be paid from our general assets.

Mr. Groos receives a long-term disability benefit under the pension plan sponsored by Nordson Deutschland GmbH.

Payments Upon Retirement

Upon a loss of employment due to retirement, our named executive officers will receive the payments described above under “Payments Made Upon All Terminations” and the following:

•	payout of the named executive officer’s deferred compensation account balances in accordance with the named executive officer’s distribution election; and

•	pro-rated payouts for the fiscal year 2007-2009 and fiscal year 2008-2010 long-term incentive plan performance periods. Payouts would be determined at the conclusion of the respective performance period. However, for purposes of determining the payouts for the table, we have assumed expected performance.

Payments Upon Termination for Cause or Good Reason or Voluntary Termination

Upon a termination for cause or for good reason or a voluntary termination, the named executive officer receives the payments described above under “Payments Made Upon All Terminations.” No additional or enhanced payments would be made to a named executive officer.

On December 12, 2007, the Compensation Committee of the Board of Directors clarified the assurance made to Mr. Campbell upon his election as chief executive officer by providing that the payment of two times base salary and annual cash incentive applies only in the instance of an involuntary termination other than for cause. “Cause” is defined as committing an act of fraud, embezzlement, theft or other similar criminal act constituting a felony and involving our business.

Payments Upon Termination Without Cause or for Good Reason

Upon a termination without cause or for good reason of a named executive officer, the named executive officer will receive the payments described above under “Payments Made Upon All Terminations.” We have no contractual obligation to provide severance payments or benefits to a named executive officer whose employment is terminated without cause or for good reason, other than with respect to Mr. Campbell under his severance arrangement and for all named executive officers, in the instance of a termination without cause or for good reason following a change-in-control. If any negotiated severance arrangement were entered into between us and a named executive officer, we would require the named executive officer to sign a general release and waiver of claims against us and would typically require compliance with confidentiality and non-compete restrictions. Any agreed-upon severance payment will generally be made in equal installments over regular payroll periods subject to delay in the commencement of payments required by Section 409A of the Internal Revenue Code.

Payments in Connection with a Change-in-Control

A change-in-control occurs if and when:

•	subject to certain exceptions, any “person” (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power of our then outstanding securities eligible to vote for the election of the board of directors;

•	during any period of 24 consecutive months, individuals who at the beginning of such 24-month period were our directors, which we refer to as the incumbent board, cease to constitute at least a majority of the board of directors, unless the election, or nomination for election, of any person becoming a director subsequent to the beginning of such 24-month period was approved by a vote of at least two-thirds of the incumbent board;

•	our shareholders approve a plan of complete liquidation or dissolution;

•	all or substantially all of our assets are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or

•	we are merged with another corporation and, as a result, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of our securities immediately prior to such merger or consolidation.

A change-in-control results in has the following effects under our various executive compensation plans:

•	any outstanding unvested stock options held by a named executive officer vest and become exercisable immediately upon a change-in-control; and

•	any outstanding long term performance plan performance units vest immediately in the event of a change-in-control.

Payments Upon a Qualifying Termination Following a Change-in-Control

Each of the change-in-control employment agreements in effect on October 31, 2008 and discussed in the Compensation Discussion and Analysis section of this proxy statement under the caption “Change in Control Severance Agreements” requires two triggering events before any severance payments are made to the named executive officers:

•	change-in-control (as defined above); and

•	subsequent termination of the employment of the named executive officer without cause or for good reason.

Each change-in-control employment agreement provides that, if the employment of the named executive officer is terminated during the two years following a change-in-control by us without “cause” (as defined in the agreements) or by the named executive officer for “good reason” (as described below), the named executive officer would receive the following:

•	severance pay of up to two times the named executive officer’s annual base salary and annual cash incentive compensation;

•	cash payment equal to the Black-Scholes value of up to two years of stock option grants;

•	continuation of welfare benefits (e.g., medical, life insurance, disability coverage) for up to two years;

•	car allowance for up to two years;

•	up to two years of financial planning, country, professional and travel club expense reimbursement; and

•	if applicable, a “gross up” payment to offset the effect, if any, of the excise tax imposed by Section 4999 of the Internal Revenue Code on such severance payments.

In addition, each named executive officer would receive five additional years of age and two additional years of service credit under the defined benefit pension plan and excess defined benefit pension plan.

“Good reason” for termination of employment by the named executive officer includes, without limitation, a reduction in duties, compensation, or benefits, relocation, or termination of employment by the executive for any or no reason during the 180-day period beginning on the 91st day after the change-in-control.

Potential Payments Upon Termination Or Change-In-Control Tables

The following tables present additional or enhanced payments to each named executive officer in the event of a loss of employment due to death, disability, retirement, termination without cause or for good reason or a qualifying termination following a change-in-control. The tables also identify the additional or enhanced benefits that would be received upon a change-in-control. There is no table depicting additional or enhanced payments to Mr. Hellman in the event of a change-of-control or a termination of employment due to death, long-term disability, retirement, involuntary termination without cause or following a change-in-control since Mr. Hellman was not employed on the last day of the fiscal year.

In determining the amounts reflected in the following tables, we used the following general assumptions and principles:

•	each of the triggering events occurred on October 31, 2008 (including the change-in-control and the qualifying termination following a change-in-control);

•	no amounts for base salaries, annual cash incentives or the fiscal year 2006-2008 long-term performance plan payout are included in the following tables because the amounts are already earned as of October 31, 2008 and are not affected or enhanced by any of the triggering events;

•	amounts were calculated based on each named executive officer’s age, compensation and years of service as of October 31, 2008;

•	the value of our common shares on October 31, 2008 was $36.93 per share;

•	no amounts were included for account balances in our qualified defined contribution 401(k) plan because this plan is available to all U.S.-based salaried employees who have worked the minimum amount of hours required to receive this benefit; and

•	no amounts were included for account balances under our deferred compensation plans because these amounts, which are reported under the “Aggregate Balance at Last Fiscal Year End” column in the Non-qualified Deferred Compensation for Fiscal Year 2008 table of this proxy statement, would not be enhanced in connection with any triggering event.

•	accelerated stock options were valued at an amount per share equal to the difference between $36.93 and the grant price per share for each of the accelerated stock options. The exercise price of all outstanding and unvested stock options were below the closing price of our common shares on October 31, 2008; and

•	the value of the long term incentive plan payout was determined using an expected performance payout at $36.93 per share.

Not included in the tables are payments each named executive officer earned or accrued prior to termination, such as the balances under the deferred compensation plans, accrued retirement benefits, previously vested options and restricted shares. For information about these previously earned and accrued amounts, see the following tables located elsewhere in this proxy statement:

•	Summary Compensation Table for Fiscal Year 2008;

•	Outstanding Equity Awards at Fiscal 2008 Year-End table;

•	Option Exercises and Stock Vested During Fiscal Year 2008 table; and

•	Pension Benefits for Fiscal Year 2008 table.

We would not be required to make any excise or related income tax gross up payments on account of the additional or enhanced payments presented in the tables.

				Qualifying
				Termination
		Termination		Following
	Death, Disability	(without Cause or	Change-in-	Change-in-
	and Retirement	for Good Reason)	Control	Control
	($)	($)	($)	($)

Edward P. Campbell
Severance (Cash)	—	4,590,000	—	6,208,980
Restricted Shares	487,476	—	487,476	—
Long-Term Performance Plan Awards FY 2007-2009 & FY 2008-2010	1,275,519	—	1,275,519	—
Excess Defined Pension Benefit	—	—	—	1,216,004
Health Care Benefits	—	—	—	9,012
Outplacement Services	—	—	—	10,000
Perquisites	—	—	—	70,090

Gregory A. Thaxton
Severance (Cash)	—	—	—	1,121,472
Stock Options	—	—	2,222	—
Long-Term Performance Plan Awards FY 2007-2009 & FY 2008-2010	149,751	—	149,751	—
Excess Defined Pension Benefit	—	—	—	115,996
Health Care Benefits	—	—	—	19,462
Outplacement Services	—	—	—	10,000
Perquisites	—	—	—	34,650

Robert A. Dunn, Jr.
Severance (Cash)	—	—	—	2,060,752
Restricted Shares	101,558	—	101,558	—
Long-Term Performance Plan Awards FY 2007-2009 & FY 2008-2010	314,016	—	314,016	—
Excess Defined Pension Benefit	—	—	—	1,151,621
Health Care Benefits	—	—	—	26,812
Outplacement Services	—	—	—	10,000
Perquisites	—	—	—	34,600

Michael Groos
Severance (Cash)	—	—	—	2,371,768
Restricted Shares	114,483	—	114,483	—
Long-Term Performance Plan Awards FY 2007-2009 & FY 2008-2010	272,063	—	272,063	—
Excess Defined Pension Benefit	—	—	—	391,290
Outplacement Services	—	—	—	10,000
Perquisites	—	—	—	57,778

				Qualifying
				Termination
		Termination		Following
	Death, Disability	(without Cause or	Change-in-	Change-in-
	and Retirement	for Good Reason)	Control	Control
	($)	($)	($)	($)

John J. Keane
Severance (Cash)	—	—	—	1,840,752
Restricted Stock	101,558	—	101,558	—
Long-Term Performance Plan Awards FY 2007-2009 & FY 2008-2010	317,265	—	317,265	—
Excess Defined Pension Benefit	—	—	—	243,887
Health Care Benefits	—	—	—	12,754
Outplacement Services	—	—	—	10,000
Perquisites	—	—	—	46,962

APPENDIX A

AUDIT COMMITTEE REPORT

January 16, 2009

To: The Board of Directors of Nordson Corporation

Our Committee has reviewed and discussed the audited financial statements of the company for the year ended October 31, 2008 (the “Audited Financial Statements”). In addition, we have discussed with Ernst & Young LLP (“E&Y”), the principal independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61, as amended, as adopted by Public Accounting Oversight Board in PCAOB Rule 3526 .

The Committee also has received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. We have discussed with E&Y its independence from management and the Company, including the compatibility of non-audit services with E&Y’s independence.

Based on the foregoing review and discussions and relying thereon, we have recommended to our Board of Directors the inclusion of the Audited Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2008.

Audit Committee

William P. Madar, Chairman
William W. Colville
William D. Ginn
Dr. David W. Ignat
Mary G. Puma

APPENDIX B

NORDSON CORPORATION
GOVERNANCE GUIDELINES

The following Governance Guidelines (“Guidelines”), along with the charters of the Committees of the Board of Directors, provide the framework for the governance of Nordson Corporation.

1.	Composition

The Board of Directors is classified, with two classes of four Directors and one class of three Directors. The number of Directors may be changed by the shareholders or by a vote of the majority of Directors then in office. Directors are elected for three-year terms and the terms of each of the classes expire in consecutive years. Directors may be added to a class and in such case, will hold office for the remainder of the term in office of that class. In the event of a vacancy in the Board of Directors, the Directors then in office may elect a Director to serve the remainder of the term of a Director whose resignation, removal, or death resulted in the vacancy. A majority of the Directors must meet the NASDAQ Stock Market LLC Rules for director independence. The Chief Executive Officer of the company who serves as a member of the Board of Directors is expected to retire from the Board of Directors upon his or her leaving the employ of the company. A former Chief Executive Officer may be eligible to serve as a member of the Board of Directors upon expiration of three years from the date the former Chief Executive Officer leaves the employ of the company.

The Board should represent a broad spectrum of individuals with experience who are able to contribute to the success of the Company. To that end, the Board should seek candidates having (a) deep concern for society and a view of the role of a corporation in society which is consistent with the traditional values of the Company, (b) senior operating experience with industrial corporations, and (c) a broad understanding of and direct experience in international business. Consideration of potential new members should include the issues of independence, diversity, and skills necessary to the perceived needs of the Board at a particular time. At its December 6, 2006 meeting, the Board of Directors adopted Director Recruitment and Performance Guidelines embodying and expanding upon the criteria noted above for use in identifying and recruiting directors for the Board of Directors. The Director Recruitment and Performance Guidelines are attached as Attachment A to these Governance Guidelines.

The Governance and Nominating Committee of the Board of Directors will arrange for orientation for new directors and Directors will engage in continuing education programs as deemed necessary by the Committee.

2.	Meetings

The Board holds an organizational meeting after each Annual Meeting of Shareholders at which time officers are elected. The Annual Meeting and the Organizational Meeting of the Board are held between February 15 and March 15 of each year. Otherwise, the Board may establish regular meetings at such times and places as it may decide. Board of Directors meetings are generally held five times each year. Dates are determined in advance. A majority of Directors then in office constitutes a quorum for Board of Directors meetings.

The Chairman of the Board and the Chief Executive Officer (if the Chairperson is not the Chief Executive Officer) will establish the agenda for each Board meeting. Each Director is free to suggest the inclusion of item(s) on the agenda.

Information and data that is important to the Board’s understanding of the Company’s business will be distributed in writing to the Board before each Board of Directors meeting.

3.	Meeting Attendance

Directors are expected to attend the Annual Meeting of Shareholders and all Board of Directors meetings and meetings of Committees on which the Director serves. If a Director determines that it is not possible to attend a meeting, the Director is expected to give notice of that fact as early as practicable. If a Director cannot attend a Board meeting due to an inability to be at the site of that meeting but is otherwise able to participate, it may be possible for the Director to participate by telephone if advance arrangements are made. Proxy rules require the Company to identify in the Proxy those Directors who did not attend 75% of the scheduled Directors’ meetings and any meetings of Committees on which the Director serves.

4.	Committees

The Board may establish an Executive Committee, a Finance Committee, or other committees each consisting of not less than three Directors. Directors are expected to serve on one or more committees and where feasible, to rotate such service among the various committees as members and Chairpersons on a periodic basis.

During the Organizational Meeting of the Directors, the Board of Directors, acting on the recommendation of the Governance and Nominating Committee, will:

(a)	elect a Chairman of the Board;

(b)	elect a Chief Executive Officer;

(c)	elect executive and non-executive officers of the company;

(d)	establish Committees of the Board of Directors; and

(e)	appoint Committee members and Chairpersons.

The Chairman of the Board’s responsibilities are described in Attachment B to these Governance Guidelines, Role of the Chairman of the Board. In the event that the Chairman of the Board is not an independent director under the NASDAQ Stock Market LLC Rules for director independence, the Committee will recommend to the Board of Directors an independent director to be elected and assume the role of Presiding Director. The Presiding Director responsibilities are described in Attachment C to these Governance Guidelines, Role of the Presiding Director.

The Board of Directors presently has established three standing committees:

A. Audit Committee:  The Audit Committee reviews the proposed audit program (including both independent and internal audits) for each fiscal year, the results of these audits, and the adequacy of Nordson’s systems of internal accounting control. The Committee also is responsible for (i) the appointment, compensation, and oversight of the independent auditors for each fiscal year, (ii) the approval of all permissible non-audit services to be performed by the independent auditors, (iii) the establishment of procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, (iv) the approval of all related-party transactions and (v) oversight and review of financial statements pertaining to the Company’s benefit plans, including reserves, statement of funding obligations and underlying assumptions.

All members of the Audit Committee must meet the NASDAQ Stock Market LLC Rules for director independence. Committee members must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. The Audit Committee will have at least one member who meets the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The role of the audit committee financial expert will be that of assisting the Audit Committee in overseeing the audit process, not auditing the Company.

No member of the Audit Committee may receive any payment from the Company other than payment for services as a Director or member of a Committee of the Board of Directors or be an affiliated person of the Company or any of its subsidiaries. Audit Committee members will inform the Chairman of the Committee and Chief Executive Officer prior to or upon accepting an audit committee appointment of another board of directors.

B. Compensation Committee:  The Compensation Committee of the Board of Directors is responsible for (i) setting executive officer compensation, (ii) administering the incentive and equity participation plans which make up the variable compensation paid to executive officers, (iii) administering equity based compensation plans for key employees, and (iv) reviewing and discussing with management the annual report of the Compensation Committee and, based on such review and discussion, recommending to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement and Annual Report on Form 10-K. All members of the Compensation Committee must meet the NASDAQ Stock Market LLC Rules for director independence.

C. Governance and Nominating Committee:  The purpose of the Governance and Nominating Committee is to ensure that the Board of Directors and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to shareholders and the Company. To accomplish this purpose, the Governance and Nominating Committee shall:

(a)	Identify individuals qualified to become Board members and recommend to the Board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies in the Board;

(b)	The Committee shall recommend to the Board a Chairman of the Board and when the Chairman of the Board is not an independent director under the NASDAQ Stock Market LLC Rules for director independence, an independent director to be elected and assume the role of Presiding Director;

(b)	The Committee shall recommend to the Board the establishment of committees of the Board of Directors, chairpersons for those committees and membership qualifications for committee members in compliance with any regulatory requirements. The Committee shall also recommend directors to serve as committee members.

(c)	Annually review and, when warranted, adjust Director and Committee member compensation;

(d)	Monitor and evaluate annually how effectively the Board and the Company have implemented the policies and principles of these Guidelines; and

(e)	Adopt revisions to the Guidelines where revisions are warranted based upon the annual evaluation and recommend revisions to the Board of Directors for approval.

All members of the Governance and Nominating Committee must meet the NASDAQ Stock Market LLC Rules for director independence.

In addition to these Standing Committees, the Executive Committee acts to make necessary decisions between periodic Directors’ meetings. This Committee may exercise all powers of the Board in managing and controlling the business of the Company except declaring dividends, electing officers or filling vacancies among the Directors or in any committee of the Directors. The Executive Committee shall report on all of its activities to the Board at the next Board meeting where its actions are subject to revision or alteration. Directors who do not serve as members of the Executive Committee and who are able to attend meetings of the Executive Committee are welcome to attend and are entitled to vote.

Each Committee of the Board of Directors is authorized to retain its own counsel and other advisors, at Company expense, if and to the extent necessary to carry out its responsibilities.

5.	Retirement

Those Directors who were age 75 as of August 19, 2008 are expected to retire from the Board of Directors at the conclusion of their present term. Directors who are ages 72-74 as of August 19, 2008 are expected to retire from the Board of Directors at the conclusion of the Board of Directors meeting immediately prior to a Director’s 75th birthday. Commencing with the 2011 Annual Meeting of the Shareholders, a Director is expected to retire at the conclusion of the Board of Directors meeting immediately prior to a Director’s 72nd birthday.

6.	Change in Status

The Board of Directors has determined that a change in employment status should not affect a Director’s status as a member of the Board unless the change in employment status creates a conflict of interest or prevents a Director from performing his or her duties as a Director. A Director whose employment status has changed is to inform the Chairperson of the Governance and Nominating Committee and the Chief Executive Officer of the change in status.

7.	Membership on Other Boards

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and avoid actual or potential conflicts of interest that may arise from serving on other boards of directors. To that end, effective December 2006, the Board of Directors has adopted a policy that a Director who is not an executive officer of a public company may serve as a director on up to five other boards of public companies. For Directors who are also serving as an executive officer of a public company, the maximum number of public company boards on which the Director may serve is two in addition to serving as a director on the board of his or her company. Each Director has the responsibility to inform the Chairperson of the Governance and Nominating Committee and the Chief Executive Officer prior to accepting invitations to serve as a director on other boards of directors. Directors who served on public company boards in excess of these limits prior to December 6, 2006 may continue to serve on such boards, but may not serve on any additional public company boards if such service would cause the total to exceed this Guideline.

8.	Executive Sessions of Independent Directors

The independent Directors of the Board will meet in Executive Session at each meeting of the Board of Directors. The Chairman of the Board will preside at the executive sessions of the Independent Directors. The Presiding Director will preside at the executive sessions of the Independent Directors when the Chairman of the Board is not an independent director under the NASDAQ Stock Market LLC Rules for director independence.

9.	Assessing Board of Directors and Committee Performance

Under the auspices of the Governance and Nominating Committee, the Board of Directors will conduct the following annual assessments:

•	Board of Directors Self-Assessment;

•	Committee Self-Assessments (Committee members’ self-assessment of the Committee’s performance.); and

•	Independent Directors’ Peer Assessment (assessment by the each independent director of other independent directors using the criteria set forth in the “Director Recruitment and Performance Guidelines” as the benchmark for assessment of performance).

In addition to the Director Recruitment and Performance Guidelines, the annual Board of Directors Self-Assessment process considers, among other criteria, meeting agenda items and presentations, advance distribution of meeting materials, interim communication to Directors, access to and communications with senior management, and the Board’s and each Committee’s contribution as a whole.

10.	Evaluation of the Chief Executive Officer

The Independent Directors, led by the Chairman (or the Presiding Director where the Chairman of the Board is not an independent director under the NASDAQ Stock Market LLC Rules for director independence), will conduct an annual evaluation of the Chief Executive Officer, which evaluation should be communicated to the Chief Executive Officer by the Chairman or Presiding Director, as the case may be.

To facilitate the evaluation, the Chief Executive Officer will prepare a listing of a few of the priorities that need attention during the fiscal year. The evaluation should consider aspects of corporate performance such as progress toward meeting goals and the capacity of the Company to do so in the future. The evaluation should use a combination of objective and subjective criteria.

The evaluation will be considered by the Compensation Committee in the course of its deliberations when establishing the Chief Executive Officer’s compensation.

11.	Succession Planning/Management Development

At least every other year, the Chief Executive Officer shall report to the Board on succession planning and the Company’s program for management development. The entire Board of Directors will be fully engaged in the succession planning process.

There should also be available, on a continuing basis, the Chief Executive Officer’s recommendation as to his/her successor should he/she be unexpectedly disabled and be unable to carry on his/her duties as Chief Executive Officer.

12.	Board Access to Senior Management and Independent Advisors

Directors have complete access to Nordson’s management and will inform the Chief Executive Officer of substantive communications of a non-routine nature with management.

The Board encourages management to bring managers into Board meetings who (a) can provide additional insight into the items being discussed because of personal involvement in these areas and/or (b) represent managers with future potential that management believes should be given exposure to the Board.

The Board, at its discretion, may engage and consult with independent advisors to assist the Board in carrying out its oversight responsibilities.

13.	Board Interaction with Institutional Investors

The Board believes that the management speaks for Nordson and it is inappropriate for individual Directors to communicate separately to investors except with the full knowledge and at the request of management. Directors who receive inquiries should direct the investor to the Chief Financial Officer.

14.	Director Compensation

The Governance and Nominating Committee is authorized to establish reasonable compensation for Directors. A Director who is a full-time employee of the Company does not receive compensation for his or her services as a Director.

The Chairman of the Board of Directors, if independent under the NASDAQ Stock Market LLC Rules for director independence and non-employee Directors receive an annual retainer. The independent Chairman (or Presiding Director if the Chairman is not independent) and Committee Chairpersons receive an additional annual retainer. Each non-employee Director also receives a grant of restricted Nordson Corporation Common Shares under the Company’s Amended and Restated 2004 Long-Term Performance Plan.

Travel expenses incurred in attending all meetings are reimbursed. Air travel is based on round-trip actual airfare from the Director’s home to meeting locations. A Director is encouraged to select the class of travel commensurate with the situation, such as first class for long trips. Other expenses, such as hotels, meals, local transportation and similar expenses are also reimbursed. Independent Directors may elect coverage under the Company’s (a) health care (medical, dental and prescription drug) plan with coverage being secondary to any health care plan under which a Director is also covered, (b) life insurance plan; and (c) business travel and accident insurance plan.

The Company maintains a Deferred Compensation Plan under which a Director may elect to defer all or a portion of his/her director compensation until retirement. Cash compensation may be deferred as cash or translated into stock equivalent units. Grants of restricted Nordson Corporation Common Shares are deferrable into stock equivalent units upon expiration of restrictions.

Directors are eligible to participate in The Nordson Corporation Foundation Matching Gift Program.

15.	Share Ownership

To reinforce the importance of aligning the financial interests of Nordson’s Directors, executives and shareholders, Nordson Directors and executive officers are required to hold a minimum number of shares of Nordson Common Stock.

Directors are required to hold shares of Nordson Common Stock with a value equal to five (5) times the amount of the annual cash retainer paid to Directors. The Company’s Chief Executive Officer is required to hold Nordson Common Stock having a dollar value at least equal to five (5) times base salary. Nordson’s President (if the President is not also the CEO) or Chief Operating Officer is required to hold Nordson Common Stock having a dollar value at least equal to three (3) times base salary, while other Nordson executive officers are required to hold Nordson Common Stock having a dollar value at least equal to two (2) times base salary.

Directors are required to achieve the share ownership requirement within five years of election to the Board, or, in the case of Directors serving at the time the ownership requirements were adopted, within five years of the date of adoption. Likewise, newly elected or promoted executive officers will have up to five years to meet the applicable ownership requirements after their election or promotion, or in the case of executive officers in office at the time the ownership requirements were adopted, within five years of the date of adoption.

Equity interests that count toward satisfaction of the ownership requirement include:

Directors:  Shares owned outright by the Director, or his or her spouse and dependent children; shares held in trust for the benefit of the Director or his or her family; shares of restricted stock; restricted stock units and stock equivalent units held in deferred compensation accounts which may be distributed only in the form of Common Shares; or other individual retirement accounts.

Executive Officers:  Shares owned outright by the Executive Officer, or his or her spouse and dependent children; shares held in trust for the benefit of the Executive Officer or his or her family; shares of restricted stock; shares held in deferred compensation accounts; and shares held in the NEST (Nordson ESOP Fund and Nordson Stock Fund) or other individual retirement accounts.

Directors and executive officers who have not satisfied the share ownership requirements by the end of the five-year period or who have not exhibited progress towards the required ownership level prior to the end of such five-year period will be expected to retain 100% of the shares acquired through exercise of stock options, lapse of transfer restrictions on restricted stock or long term incentive share awards received pursuant to the 2004 Nordson Corporation Long Term Performance Plan, net of shares tendered to cover the exercise price of the option or taxes due on the exercise of stock option, the lapse of a restriction period or award of shares until the share ownership required, or progress therewith as applicable, is achieved.

Directors or executive officers who will be unable to achieve the required share ownership after taking any or all of the actions listed above will meet with the Chairman of the Governance and Nominating Committee (for Directors) or Compensation Committee (for executive officers) who will consult with the Chief Executive Officer to develop a plan to permit the Director or executive officer to achieve the required share ownership.

[rev 10 December 2008]

ATTACHMENT A

DIRECTOR RECRUITMENT AND PERFORMANCE GUIDELINES

The following Director Recruitment and Performance Guidelines, approved by the Governance and Nominating Committee and adopted by the Board of Directors, are for use in identifying and recruiting directors for the Board of Directors and in the annual Independent Director Peer Assessment process:

1.	A director should have a record of demonstrated integrity, honesty, fairness, responsibility, good judgment and high ethical standards.

2.	The director should have a deep concern for society and a view of the role of a corporation in society which is consistent with the traditional values of the Company.

3.	In the case of outside directors, the director should meet the “independence” criteria set forth in the Company’s Standards for Determining Independence of Directors.

4.	A director should not be serving as a director of more than five other public companies, provided however, that any director serving on the board of more than five other public companies at the time these Guidelines are adopted shall not be required to resign from any such boards to achieve this Guideline.

5.	A director who is employed as an executive officer of another public company should not be serving as a director of more than two other companies including their own.

6.	The director should have a high level of expertise in areas of importance to the Company (such as technology, international business, finance, management, etc.) and should have senior operating experience with industrial corporations.

7.	A director should have demonstrated the business acumen, experience and ability to use sound judgment and to contribute to the effective oversight of the business and financial affairs of a large, multifaceted, global organization.

8.	A director should be committed to understanding the Company and its industry and to spending the time necessary to function effectively as a Director, including regularly attending and participating in meetings of the Board and its committees.

9.	A director should neither have, nor appear to have, a conflict of interest that would impair the director’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a Director.

10.	A director should be able to work well with other Directors and executive management with a view to a long-term relationship with the Company as a Director.

11.	A director should have independent opinions and be willing to state them in a constructive manner.

12.	A director should be willing to comply with the share ownership guidelines adopted by the Board.

13.	Additional factors in evaluating the above skills would be a preference for directors that improve the diversity of the Board in terms of gender, race, religion and/or geography.

The above criteria are not rigid rules that must be satisfied in each case, but are flexible guidelines to assist in evaluating and focusing the search for director candidates and in the annual Director Peer Assessment process.

The nomination of a present director should be based on continuing qualification under these Guidelines and other criteria established by the Board of Directors.

The Governance and Nominating Committee has sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm fees and other retention terms. Board members are encouraged to submit to the Chairman of the Governance and Nominating Committee candidates for appointment or nomination to the Board of Directors.

ATTACHMENT B

ROLE OF THE CHAIRMAN OF THE BOARD

The Chairman of the Board shall preside at all meetings of the Board of Directors and the shareholders, preside at the executive sessions of the independent directors and act as the principal communicator on behalf of the Board of Directors with the Chief Executive Officer.

In this role, the Chairman of the Board will:

•	Approve the agenda for each meeting, including content and the proposed time devoted to each topic to be discussed at the board meeting, following consultation with the Chief Executive Officer;

•	Convene and chair regular executive sessions of the independent directors. Provide feedback to the Chief Executive Officer after each session, reflecting the input of the independent directors as a whole;

•	Provide timely feedback to the Chief Executive Officer as to the quality and quantity of the information provided by management to the board (incorporating whatever suggestions the independent directors may wish to put forward);

•	Lead the annual Chief Executive Officer performance evaluation process. This responsibility includes gathering input from all independent directors while in executive session, and individually if necessary, and providing a thorough and timely briefing for the chairperson of the Compensation Committee;

•	Once the Compensation Committee has established the Chief Executive Officer’s compensation, the Chairman will then meet with the Chief Executive Officer for a formal performance review covering the year just ending. At another time they will mutually agree on the objectives for the coming fiscal year. At all times during this process the Chairman will keep the chairperson of the Compensation Committee informed on the outcome of these discussions;

•	Lead the Chief Executive Officer succession planning activity where it is apparent that the Chief Executive Officer will leave or retire in the determinant future; and

•	In the unlikely event it becomes necessary to respond to shareholder concerns that are best communicated directly to the independent directors rather than to management, the Chairman will be designated as the spokesperson for such communications. In this role the Chairman will keep the other directors, and management as required, fully informed as to the timing and content of such discussions, if any.

ATTACHMENT C

ROLE OF THE PRESIDING DIRECTOR

Where the Board of Directors has elected a Presiding Director and in addition to other duties as a director, the Presiding Director, in collaboration with other independent directors, is responsible for coordinating the activities of the independent directors, presiding at the executive sessions of the independent directors and acting as the principal communicator on behalf of the Board of Directors with the Chief Executive Officer.

In this role, the Presiding Director will:

•	Make recommendations to the Chief Executive Officer regarding the timing and content of the board meetings as spokesperson for the independent directors

•	Consult with the Chairman of the Board on the agenda for each meeting, including content and the proposed time devoted to each topic;

•	In coordination and consultation with the Chairman of the Board, schedule regular executive sessions of the independent directors and chair those sessions. Provide feedback to the Chief Executive Officer after each session, reflecting the input of the independent directors as a whole;

•	Provide timely feedback to the Chief Executive Officer as to the quality and quantity of the information provided by management to the board (incorporating whatever suggestions the independent directors may wish to put forward);

•	Lead the annual Chief Executive Officer performance evaluation process. This responsibility includes gathering input from all independent directors while in executive session, and individually if necessary, and providing a thorough and timely briefing for the chairperson of the Compensation Committee;.

•	Once the Compensation Committee has established the Chief Executive Officer’s compensation for the coming period the Presiding Director will then meet with the Chief Executive Officer for a formal performance review covering the year just ending. At another time they will mutually agree on the objectives for the coming fiscal year. At all times during this process the Presiding Director will keep the chairperson of the Compensation Committee informed on the outcome of these discussions;

•	Lead the Chief Executive Officer succession planning activity where it is apparent that the Chief Executive Officer will leave or retire in the determinant future; and

Finally, in the unlikely event it becomes necessary to respond to shareholder concerns that are best communicated directly to the independent directors rather than to management, the Presiding Director will be designated as the spokesperson for such communications. In this role the Presiding Director will keep the other directors, and management as required, fully informed as to the timing and content of such discussions, if any.

YOUR VOTE IS IMPORTANT.
PLEASE VOTE YOUR PROXY
ACCORDING TO THE INSTRUCTIONS
ON THE PROXY CARD.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning your vote.
Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

NORDSON CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 17, 2009 This Proxy is Solicited by the Board of Directors
At the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on February 17, 2009, and at any adjournment, WILLIAM D. GINN, BENEDICT P. ROSEN, STEPHEN R. HARDIS, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares on the following matters:

1.	Election of five Directors.

	☐ FOR all nominees listed below		☐ WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for all nominees listed below.

Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name listed below.

(1) Edward P. Campbell (2) William W. Colville (3) Dr. David W. Ignat (4) William P. Madar (5) Michael J. Merriman, Jr.

2.	To ratify the appointment of Ernst & Young LLP as Nordson’s independent registered public accounting firm for the fiscal year ending October 31, 2009.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Any other matter that may properly come before the meeting.

(Continued, and to be signed, on reverse side.)

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
VOTING INSTRUCTIONS:
Vote by Telephone
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your proxy
in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on February 17, 2009 to be counted in the final tabulation.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

è
Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

(Continued from other side)
You are encouraged to specify your choices by marking the appropriate box, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card. Unless otherwise specified, this Proxy will be voted FOR the election as Directors of all nominees and FOR Proposal 2, noted on the reverse side.

DATE:	, 2009

Signature(s) of shareholder(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY.

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting
of Shareholders, you can be sure your shares are
represented at the meeting by promptly returning your vote.
Voting Instruction card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

NORDSON CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 17, 2009 These Voting Instructions are Solicited by the Board of Directors

To:	New York Life Trust Company, as Trustee for the Nordson Employees’ Savings Trust Plan and the Nordson Hourly-Rated Employees’ Savings Trust Plan.
Pursuant to Article XIII, Section 13.18 of the Plan in which the undersigned is a Participant, the undersigned hereby directs the Trustee to vote as designated below (in person or by proxy) the undersigned’s entire proportionate interest in Nordson Corporation Common Shares held by the Plan in which the undersigned is a Participant on the record date at the Annual Meeting of Shareholders of NORDSON CORPORATION to be held on February 17, 2009, and at any adjournment, on the following matters:

1.	Election of five Directors.

	☐ FOR all nominees listed below		☐ WITHHOLD AUTHORITY
	(except as marked to the contrary below).		to vote for all nominees listed below.

Instruction: To withhold authority to vote for any individual nominee, place a line through the nominee’s name listed below.

(1) Edward P. Campbell (2) William W. Colville (3) Dr. David W. Ignat (4) William P. Madar (5) Michael J. Merriman, Jr.

2.	To ratify the appointment of Ernst & Young LLP as Nordson’s independent registered public accounting firm for the fiscal year ending October 31, 2009.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Any other matter that may properly come before the meeting.

CONFIDENTIAL VOTING INSTRUCTION CARD	(Continued, and to be signed, on reverse side)

c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509
VOTING INSTRUCTIONS:
Vote by Telephone
Have your voting instruction card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote by Internet
Have your voting instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone
Call Toll-Free using a
touch-tone telephone:
1-888-693-8683

Vote by Internet
Access the Website and
cast your vote:
www.cesvote.com

Vote by Mail
Return your voting instruction
card in the postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on February 10, 2009 to be counted in the final tabulation.
If you vote by Internet or by telephone, you do NOT need to mail back your voting instruction card.

è

Voting Instruction card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

(Continued from other side)
You are encouraged to specify your choices by marking the appropriate box. Unless otherwise specified, your share interest will be voted by the trustee in the same proportions as it votes shares for which it receives express instructions.

DATE:	, 2009

Signature(s) of shareholder(s)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
IF YOU DO NOT VOTE BY TELEPHONE OR INTERNET PLEASE DATE, SIGN AND RETURN IN THE ENCLOSED ENVELOPE – NO POSTAGE NECESSARY.